The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120917
Preliminary Prospectus Supplement
Subject to Completion, dated April 5, 2006
(To Prospectus Dated May 24, 2005)
3,000,000 Shares
Common Stock
We are offering for sale 3,000,000 shares of our common stock to be sold in this offering.
Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” On April 5, 2006, the last reported sale price of our common stock on the NYSE was $37.01 per share.
Investing in our common stock involves risk. See “Risk Factors Related to Our Common Stock” and “Cautionary Statement Concerning Forward-Looking Statements and Other Risk Factors” on page S-3 of this prospectus supplement and “Risk Factors” beginning on page 25 of our Annual Report on Form 10-K for the year ended December 31, 2005.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Our Proceeds, Before Expenses	$	$
The underwriters may also purchase up to 450,000 additional shares of common stock from us at the public offering price, less underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $          , and the total proceeds, before expenses, to us will be $          .
The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about April      , 2006.
Joint Bookrunning Managers

Deutsche Bank Securities	UBS Investment Bank
Co-Managers
A.G. Edwards

Raymond James

Stifel Nicolaus

Ryan Beck & Co.

Calyon Securities (USA)

KeyBanc Capital Markets

LaSalle Capital Markets

The date of this prospectus supplement is                           , 2006.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors Related to Our Common Stock” and “Cautionary Statement Concerning Forward-Looking Statements and Other Risk Factors” contained in this prospectus supplement and the financial statements and the other information incorporated by reference in the accompanying prospectus, before making an investment decision. Unless we have specifically indicated otherwise, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or similar terms are to Health Care REIT, Inc. and its subsidiaries. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
About Our Company
      We are a self-administered, equity real estate investment trust that invests in health care and senior housing facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.
      As of December 31, 2005, we had approximately $2.9 billion of net real estate investments, inclusive of credit enhancements, in 442 facilities located in 36 states and managed by 54 different operators. At that date, the portfolio included 195 assisted living facilities, 203 skilled nursing facilities, 31 independent living/continuing care retirement communities and 13 specialty care facilities.
      Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and our telephone number is (419) 247-2800. Our Web site address is www.hcreit.com. The information on our Web site is not part of this prospectus supplement or the accompanying prospectus.
Our Strategy
      Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in properties managed by experienced operators and diversify our investment portfolio by operator and geographic location.
      We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below:

•	Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.

•	Portfolio Management. Portfolio strength is derived from diversity by operator, property sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income, funds from operations and funds available for distribution. Generally, master leases have a 12 to 15 year term and mortgage loans provide three to eight years of prepayment protection.

•	Depth of Management. Our management team is comprised of eight individuals who have an aggregate of approximately 153 years of experience in health care and real estate finance.

The Offering

Common Stock Offered	3,000,000 shares of our common stock, $1.00 par value per share. We have also granted the underwriters an option to purchase up to 450,000 additional shares of our common stock to cover over-allotments.

Common Stock to be Outstanding After this Offering	61,124,657 shares (61,574,657 if the underwriters exercise their over-allotment option in full).

Use of Proceeds	Assuming a public offering price per share of $37.01, we estimate the net proceeds from this sale will be approximately $105.3 million ($121.2 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds to invest in additional properties. Pending such use, we intend to use the net proceeds to repay borrowings under our unsecured lines of credit arrangements. See “Use of Proceeds.”

Dividends	We are currently paying dividends of $0.62 per quarter, or $2.48 per year, per share of common stock.

New York Stock Exchange Symbol	HCN
      The number of shares of our common stock outstanding after this offering is based on 58,124,657 shares outstanding as of December 31, 2005 and excludes also as of December 31, 2005:

•	684,793 shares of common stock reserved for issuance that relate to outstanding options under our 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors and 2005 Long-Term Incentive Plan;

•	3,074,745 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan;

•	57,401 shares of common stock reserved for issuance that relate to the Series E Cumulative Convertible and Redeemable Preferred Stock; and

•	450,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.
      Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover over-allotments, if any.

RISK FACTORS RELATED TO OUR COMMON STOCK
      An investment in our common stock involves risks. You should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into the accompanying prospectus, in evaluating an investment in our common stock.

•	The share price of our common stock could be affected by several factors.
      The share price of our common stock depends upon several factors, including, but not limited to: our financial condition, performance and prospects; general economic and financial market conditions; changes in estimates by analysts; the market for similar securities issued by REITs; and our ability to meet analysts’ estimates.

•	Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock.
      Since our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock, our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock.

•	Our issuance of additional securities may reduce the market price for our shares.
      The market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock and securities convertible into common stock.

•	Our ability to pay dividends in the future is subject to many factors.
      Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference into the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
AND OTHER RISK FACTORS
      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators and properties;

•	our ability to enter into agreements with new viable tenants for properties that we take back from financially troubled tenants, if any;

•	our ability to make distributions;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet our earnings guidance.
      For example, when we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulties in obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure of closings to occur as and when anticipated;

•	acts of God affecting our properties;

•	our ability to reinvest sale proceeds at similar rates to assets sold;

•	operator bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates;

•	liability claims and insurance costs for our operators;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	delays in reinvestment of sale proceeds;

•	changes in rules or practices governing our financial reporting; and

•	other factors, including REIT qualification, anti-takeover provisions and key management personnel.
      Other important factors are identified in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into the accompanying prospectus, including factors identified under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

THE COMPANY
      Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests in health care and senior housing facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.
      As of December 31, 2005, we had approximately $2.9 billion of net real estate investments, inclusive of credit enhancements, in 442 facilities located in 36 states and managed by 54 different operators. At that date, the portfolio included 195 assisted living facilities, 203 skilled nursing facilities, 31 independent living/continuing care retirement communities and 13 specialty care facilities.
      Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in properties managed by experienced operators and diversify our investment portfolio by operator and geographic location.
      We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing with public and private regionally focused operators. The primary components of this strategy are set forth below.
      Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.
      By maintaining close ties to operators, we are able to structure investments designed to support an operator’s business plan and monitor our investments on an ongoing basis. Our investments are typically structured as master operating leases for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increasers and fair market value-based purchase options.
      Portfolio Management. Portfolio strength is derived from diversity by operator, property sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income and funds from operations. Generally, master leases have a 12 to 15 year term and mortgage loans provide three to eight years of prepayment protection. We also regularly monitor the portfolio with our proprietary database system.
      Depth of Management. Our management team is comprised of eight individuals who have an aggregate of approximately 153 years of experience in health care and real estate finance. The management team has successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging operators.

The Portfolio
      The following table summarizes our portfolio as of December 31, 2005:

Type	(1)	Percentage	(2)	Percentage	Number	Number	Investment	Number	Number
of	Investments	of	Revenues	of	of	of	per	of	of
Facility	(in thousands)	Investments	(in thousands)	Revenues	Facilities	Beds/Units	Beds/Units(3)	Operators(4)	States(4)

Assisted Living Facilities	$962,620	34%	$132,935	46%	195	11,746	$83,066	23	31

Skilled Nursing Facilities	1,266,196	44%	121,986	42%	203	27,748	45,828	23	29

Independent Living/ CCRCs	425,845	15%	17,725	6%	31	4,400	100,872	13	15

Specialty Care Facilities	203,768	7%	18,508	6%	13	1,312	155,311	6	7

Totals	$2,858,429	100%	$291,154	100%	442	45,206

(1)	Investments include real estate investments and credit enhancements which amounted to $2,855,979,000 and $2,450,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2005.

(3)	Investment Per Bed/ Unit was computed by using the total investment amount of $2,894,948,000 which includes real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced which amounted to $2,855,979,000, $2,450,000 and $36,519,000, respectively.

(4)	We have investments in properties located in 36 states and managed by 54 different operators.
     We invest in health care and senior housing properties. We diversify our investment portfolio by operator and geographic location. In determining whether to invest in a facility, we focus on the following: (1) the experience of the tenant’s or borrower’s management team; (2) the historical and projected financial and operational performance of the facility; (3) the credit of the tenant or borrower; (4) the security for the lease or loan; and (5) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.
      Our investments are primarily health care and senior housing properties leased to operators under long-term operating leases or financed with operators under long-term mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and mortgage loans are generally cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.
      We monitor our investments through a variety of methods determined by the type of facility and operator. Our asset management process includes review of monthly financial statements and other operating data for each facility, periodic review of operator creditworthiness, periodic facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

USE OF PROCEEDS
      Assuming a public offering price per share of $37.01, we estimate that the net proceeds from the sale of the 3,000,000 shares of common stock offered hereby will be approximately $105.3 million ($121.2 million if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds to invest in additional properties. Pending such use, we intend to use the net proceeds to repay borrowings under our unsecured lines of credit arrangements. As of April 5, 2006, we had an outstanding balance of $192 million under our unsecured lines of credit arrangements bearing interest at an average rate of 5.68%.
      Affiliates of certain of the underwriters are lenders under our Second Amended and Restated Loan Agreement dated June 22, 2005. Pending investments in additional properties, we intend to use the net proceeds of this offering to repay borrowings under such agreement. See “Underwriting.”
PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY
      Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” As of March 31, 2006, there were 5,784 holders of record of our common stock. The following table sets forth, for the periods shown, the high and low sale prices of our common stock as reported by the NYSE, for the periods indicated, and cash dividends per share. On April 5, 2006, the last reported sale price of our common stock as reported by the NYSE was $37.01 per share.

	Price of Shares		Dividends
			Per
	High	Low	Share

Year Ended December 31, 2003

First Quarter	$27.92	$24.84	$0.585

Second Quarter	30.73	26.10	0.585

Third Quarter	31.82	29.25	0.585

Fourth Quarter	36.10	30.68	0.585
Year Ended December 31, 2004

First Quarter	$40.65	$35.77	$0.585

Second Quarter	40.88	27.70	0.600

Third Quarter	35.20	31.11	0.600

Fourth Quarter	38.15	34.41	0.600
Year Ended December 31, 2005

First Quarter	$38.04	$31.15	$0.600

Second Quarter	35.84	31.69	0.620

Third Quarter	39.20	35.13	0.620

Fourth Quarter	37.37	33.35	0.620
Year Ended December 31, 2006

First Quarter	$38.50	$33.68	$0.620

Second Quarter (through April 5, 2006)	38.09	36.25	*

*	The current annualized dividend rate is $2.48. The next quarterly dividend will be paid on May 19, 2006, to stockholders of record as of April 28, 2006, and will represent our 140th consecutive quarterly dividend payment.

     Under the real estate investment trust rules of the Internal Revenue Code of 1986, as amended, we are required to pay at least 90% of our ordinary taxable income (including 100% of capital gains) as dividends in order to avoid taxation as a corporation. The declaration of dividends is at the discretion of our Board of Directors and depends upon our distributable funds, financial requirements, tax considerations and other factors. Decisions with respect to the distribution of capital gains are made on a case-by-case basis. A portion of our dividends paid may be deemed either capital gain income or a return of capital, or both, to our stockholders. We provide our stockholders an annual statement which designates the taxability of their dividends.
      We have a dividend reinvestment and stock purchase plan under which stockholders of record may invest all or a portion of their dividends and up to an additional $5,000 per month to purchase additional shares. Additionally, investors who are not stockholders of the company may use this plan to make an initial investment in the company’s shares of up to $5,000. We have the discretion to grant waivers for purchases in excess of $5,000.

CAPITALIZATION
      The following table sets forth our capitalization as of December 31, 2005, as adjusted to give effect to the issuance of shares of common stock offered by this prospectus supplement at an assumed offering price of $37.01 per share (the last reported sale price of our common stock on the NYSE on April 5, 2006) and application of the estimated net proceeds:

	December 31, 2005

	Actual	As adjusted

	(In thousands)

Debt:

Borrowings under unsecured lines of credit arrangements (1)	$195,000	$89,670

Senior notes due 2007	52,500	52,500

Senior notes due 2008	42,330	42,330

Senior notes due 2012	250,000	250,000

Senior notes due 2013	300,000	300,000

Senior notes due 2015	250,000	250,000

Senior notes due 2016	300,000	300,000

Other long-term obligations	107,540	107,540

Total debt	1,497,370	1,392,040

Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized— 25,000,000 shares

Series D Cumulative Redeemable Preferred Stock; 4,000,000 shares issued and outstanding	100,000	100,000

Series E Cumulative Convertible and Redeemable Preferred Stock; 74,989 shares issued and outstanding	1,875	1,875

Series F Cumulative Redeemable Preferred Stock; 7,000,000 shares issued and outstanding	175,000	175,000

Common Stock, $1.00 par value; authorized— 125,000,000 shares; 58,182,592 shares issued and 58,124,657 shares outstanding, actual; 61,182,592 shares issued and 61,124,657 shares outstanding, as adjusted (2)	58,050	61,050

Capital in excess of par value	1,306,471	1,408,801

Treasury stock	(2,054)	(2,054)

Cumulative net income	830,103	830,103

Cumulative dividends	(1,039,032)	(1,039,032)
Accumulated other comprehensive income

Other equity	343	343

Total stockholders’ equity	1,430,756	1,536,086

Total capitalization	$2,928,126	$2,928,126

(1)	$192 million was outstanding under our unsecured lines of credit arrangements at April 5, 2006.

(2)	Excludes: (i) 684,793 shares of common stock reserved for issuance that relate to outstanding options under our 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors and 2005 Long-Term Incentive Plan; (ii) 3,074,745 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; and (iii) 57,401 shares of common stock reserved for issuance that relate to the Series E Cumulative Convertible and Redeemable Preferred Stock.

SELECTED FINANCIAL INFORMATION
      The following selected financial data for the five years ended December 31, 2005 are derived from our audited consolidated financial statements. The data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference herein. Amounts are in thousands, except per share data.

	Year Ended December 31

	2001	2002	2003	2004	2005

Operating Data

Revenues (1)	$107,776	$138,259	$184,345	$239,055	$281,847

Expenses:

Interest expense (1)	24,826	34,637	45,949	68,567	80,050

Provision for depreciation (1)	21,031	29,571	46,551	66,897	80,000

Other operating expenses (2)	10,853	13,038	17,274	21,178	21,159

Impairment of assets		2,298	2,792	314

Loss on extinguishment of debt (3)	213	403			21,484

Total expenses	56,923	79,947	112,566	156,956	202,693

Income from continuing operations	50,853	58,312	71,779	82,099	79,154

Income from discontinued operations, net (1)	9,696	9,347	10,961	3,272	5,132

Net income	60,549	67,659	82,740	85,371	84,286

Preferred stock dividends	13,505	12,468	9,218	12,737	21,594

Preferred stock redemption charge			2,790

Net income available to common stockholders	$47,044	$55,191	$70,732	$72,634	$62,692

Other Data

Average number of common shares outstanding:

Basic	30,534	36,702	43,572	51,544	54,110

Diluted	31,027	37,301	44,201	52,082	54,499

Per Share Data

Basic:

Income from continuing operations available to common stockholders	$1.22	$1.25	$1.37	$1.35	$1.07

Discontinued operations, net	0.32	0.25	0.25	0.06	0.09

Net income available to common stockholders	$1.54	$1.50	$1.62	$1.41	$1.16

Diluted:

Income from continuing operations available to common stockholders	$1.21	$1.23	$1.35	$1.33	$1.06

Discontinued operations, net	0.31	0.25	0.25	0.06	0.09

Net income available to common stockholders	$1.52	$1.48	$1.60	$1.39	$1.15

Cash distributions per common share	$2.34	$2.34	$2.34	$2.385	$2.46

	December 31

	2001	2002	2003	2004	2005

Balance Sheet Data

Net real estate investments	$1,213,564	$1,524,457	$1,992,446	$2,441,972	$2,849,518

Total assets	1,267,543	1,591,482	2,184,088	2,552,171	2,972,164

Total debt	488,916	673,703	1,014,541	1,192,958	1,500,818

Total liabilities	509,673	694,250	1,034,409	1,216,892	1,541,408

Total stockholders’ equity	757,870	897,232	1,149,679	1,335,279	1,430,756

(1)	In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold subsequent to January 1, 2002 through December 31, 2005 and attributable to the properties held for sale at December 31, 2005 to discontinued operations. See Note 15 to our audited consolidated financial statements.

(2)	Other operating expenses include loan expense, provision for loan losses and general and administrative expenses.

(3)	Effective January 1, 2003, in accordance with FASB Statement No. 145, we reclassified the losses on extinguishments of debt in 2001 and 2002 to income from continuing operations rather than as extraordinary items as previously required under FASB Statement No. 4.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes for the periods presented which are incorporated by reference into the accompanying prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors Related to Our Common Stock” and “Cautionary Statement Concerning Forward-Looking Statements and Other Risk Factors” sections of this prospectus supplement and the other risk factors incorporated by reference into the accompanying prospectus for a discussion of the important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Executive Overview

Business
      Health Care REIT, Inc. is a self-administered, equity real estate investment trust that invests in health care and senior housing properties. Founded in 1970, we were the first REIT to invest exclusively in health care facilities. The following table summarizes our portfolio as of December 31, 2005:

Type	(1)	Percentage	(2)	Percentage	Number	Number	Investment	Number	Number
of	Investments	of	Revenues	of	of	of	per	of	of
Facility	(in thousands)	Investments	(in thousands)	Revenues	Facilities	Beds/Units	Beds/Units(3)	Operators(4)	States(4)

Assisted Living Facilities	$962,620	34%	$132,935	46%	195	11,746	$83,066	23	31

Skilled Nursing Facilities	1,266,196	44%	121,986	42%	203	27,748	45,828	23	29

Independent Living/ CCRCs	425,845	15%	17,725	6%	31	4,400	100,872	13	15

Specialty Care Facilities	203,768	7%	18,508	6%	13	1,312	155,311	6	7

Totals	$2,858,429	100%	$291,154	100%	442	45,206

(1)	Investments include real estate investments and credit enhancements which amounted to $2,855,979,000 and $2,450,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the year ended December 31, 2005.

(3)	Investment Per Bed/ Unit was computed by using the total investment amount of $2,894,948,000 which includes real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced which amounted to $2,855,979,000, $2,450,000 and $36,519,000, respectively.

(4)	We have investments in properties located in 36 states and managed by 54 different operators.
     Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in properties managed by experienced operators and diversify our investment portfolio by operator and geographic location.

      Substantially all of our revenues and sources of cash flows from operations are derived from operating lease rentals and interest earned on outstanding loans receivable. These items represent our primary source of liquidity to fund distributions and are dependent upon our operators’ continued ability to make contractual rent and interest payments to us. To the extent that our operators experience operating difficulties and are unable to generate sufficient cash to make payments to us, there could be a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. To mitigate this risk, we monitor our investments through a variety of methods determined by the type of facility and operator. Our asset management process includes review of monthly financial statements for each facility, periodic review of operator credit, periodic facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks. Through these asset management and research efforts, we are typically able to intervene at an early stage to address payment risk, and in so doing, support both the collectibility of revenue and the value of our investment.
      In addition to our asset management and research efforts, we also structure our investments to help mitigate payment risk. We typically limit our investments to no more than 90% of the appraised value of a property. Operating leases and loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and loans are generally cross-defaulted and cross-collateralized with other loans, operating leases or agreements between us and the operator and its affiliates. As of December 31, 2005, 87% of our real property was subject to master leases.
      For the year ended December 31, 2005, rental income and interest income represented 90% and 8%, respectively, of total gross revenues (including discontinued operations). Prior to June 2004, our standard lease structure contained fixed annual rental escalators, which were generally recognized on a straight-line basis over the initial lease period. Beginning in June 2004, our new standard lease structure contains annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the tenant’s properties. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period. This lease structure initially generates lower revenues and earnings compared to leases with fixed escalators that require straight-lining, but enables us to generate additional organic growth and minimize non-cash straight-line rent over time. This change does not affect our cash flow or our ability to pay dividends. Our yield on loans receivable depends upon a number of factors, including the stated interest rate, the average principal amount outstanding during the term of the loan and any interest rate adjustments.
      Depending upon the availability and cost of external capital, we anticipate making investments in additional facilities. New investments are generally funded from temporary borrowings under our unsecured lines of credit arrangements, internally generated cash and the proceeds from sales of real property. Our investments generate internal cash from rent and interest receipts and principal payments on loans receivable. Permanent financing for future investments, which replaces funds drawn under the unsecured lines of credit arrangements, is expected to be provided through a combination of public and private offerings of debt and equity securities and the incurrence of secured debt. We believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service obligations (both principal and interest), make dividend distributions and finance future investments.
      Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders. We expect to complete gross new investments of $450,000,000 to

$550,000,000 in 2006, including acquisitions of $300,000,000 and funded new development of $150,000,000 to $250,000,000. We anticipate the sale of real property and the repayment of loans receivable totaling approximately $100,000,000 to $150,000,000 during 2006. It is possible that additional loan repayments or sales of real property may occur in the future. To the extent that loan repayments and real property sales exceed new investments, our revenues and cash flows from operations could be adversely affected. We expect to reinvest the proceeds from any loan repayments and real property sales in new investments. To the extent that new investment requirements exceed our available cash on-hand, we expect to borrow under our unsecured lines of credit arrangements. At December 31, 2005, we had $36,237,000 of cash and cash equivalents and $345,000,000 of available borrowing capacity under our unsecured lines of credit arrangements.

Key Transactions in 2005
      We completed the following key transactions during the year ended December 31, 2005:

•	our Board of Directors increased our quarterly common dividend to $0.62 per share, which represented a two cent increase from the quarterly dividend of $0.60 paid for 2004. The dividend paid for the quarter ended December 31, 2005 represents the 139th consecutive dividend payment;

•	we completed $642,483,000 of gross investments and had $147,021,000 of investment payoffs;

•	we closed on a $500,000,000 unsecured revolving credit facility to replace our $310,000,000 facility which was scheduled to mature in May 2006. Among other things, the new facility provides us with additional financial flexibility and borrowing capacity, reduced our all-in borrowing costs by approximately 50 basis points, extended our agreement to June 2008 and permits us to increase the facility by $50,000,000 through an accordion feature during the first 24 months;

•	we issued $250,000,000 of 5.875% senior unsecured notes due May 2015 at an effective yield of 5.913% in April 2005. We used proceeds from this offering to fund: (a) a redemption of all of our outstanding $50,000,000 8.17% senior unsecured notes due March 2006; (b) a redemption of $122,500,000 of our outstanding $175,000,000 7.5% senior unsecured notes due August 2007; and (c) a public tender offer for $57,670,000 of our outstanding $100,000,000 7.625% senior unsecured notes due March 2008;

•	we completed a public offering of 3,000,000 shares of common stock with net proceeds to the company of $100,977,000 in November 2005; and

•	we issued $300,000,000 of 6.2% senior unsecured notes due June 2016 at an effective yield of 6.246% in December 2005.

Key Performance Indicators, Trends and Uncertainties
      We utilize several key performance indicators to evaluate the various aspects of our business. These indicators are discussed below and relate to operating performance, credit strength and concentration risk. Management uses these key performance indicators to facilitate internal and external comparisons to our historical operating results, in making operating decisions and for budget planning purposes.

      Operating Performance. We believe that net income available to common stockholders (“NICS”) is the most appropriate earnings measure. Other useful supplemental measures of our operating performance include funds from operations (“FFO”) and funds available for distribution (“FAD”); however, these supplemental measures are not defined by U.S. generally accepted accounting principals (“U.S. GAAP”). Please refer to the section entitled “Non-GAAP Financial Measures” for further discussion of FFO and FAD and for reconciliations of FFO and FAD to NICS. These earning measures and their relative per share amounts are widely used by investors and analysts in the valuation, comparison and investment recommendations of companies. The following table reflects the recent historical trends of our operating performance measures (in thousands, except per share data):

	Year Ended

	December 31	December 31	December 31
	2003	2004	2005

Net income available to common stockholders	$70,732	$72,634	$62,692

Funds from operations	119,463	146,742	144,293

Funds available for distribution	104,535	132,950	145,020

Per share data (fully diluted):

Net income available to common stockholders	$1.60	$1.39	$1.15

Funds from operations	2.70	2.82	2.65

Funds available for distribution	2.36	2.55	2.66
      Credit Strength. We measure our credit strength both in terms of leverage ratios and coverage ratios. Our leverage ratios include debt to book capitalization and debt to market capitalization. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt. Our coverage ratios include interest coverage ratio and fixed charge coverage ratio. The coverage ratios indicate our ability to service interest and fixed charges (interest plus preferred dividends). We expect to maintain capitalization ratios and coverage ratios sufficient to maintain investment grade ratings with Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. The coverage ratios are based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is discussed in further detail, and reconciled to net income, below in “Non-GAAP Financial Measures.” Leverage ratios and coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, investment recommendations and rating of companies. The following table reflects the recent historical trends for our credit strength measures:

	Year Ended

	December 31		December 31		December 31
	2003		2004		2005

Debt to book capitalization ratio	47%		47%		51%

Debt to market capitalization ratio	34%		34%		40%

Interest coverage ratio	3.50	x	3.24	x	3.10	x

Fixed charge coverage ratio	3.01	x	2.77	x	2.47	x

      Concentration Risk. We evaluate our concentration risk in terms of asset mix, investment mix, operator mix and geographic mix. Concentration risk is a valuable measure in understanding what portion of our investments could be at risk if certain sectors were to experience downturns. Asset mix measures the portion of our investments that are real property. In order to qualify as an equity REIT, at least 75% of our real estate investments must be real property whereby each property, which includes the land, buildings, improvements and related rights, is owned by us and leased to an operator pursuant to a long-term operating lease. Investment mix measures the portion of our investments that relate to our various facility types. Operator mix measures the portion of our investments that relate to our top five operators. The following table reflects our recent historical trends of concentration risk:

	December 31	December 31	December 31
	2003	2004	2005

Asset mix:

Real property	87%	90%	93%

Loans receivable	13%	10%	7%

Investment mix:

Assisted living facilities	60%	54%	34%

Skilled nursing facilities	32%	39%	44%

Independent/ CCRC (1)			15%

Specialty care facilities	8%	7%	7%

(1)	As a result of our significant independent living/continuing care retirement community acquisitions in the fourth quarter of 2005, we began to separately disclose this facility classification in our portfolio reporting. We adopted the National Investment Center definitions and reclassified certain of our existing facilities to this classification.

	December 31	December 31	December 31
	2003	2004	2005

Operator mix:

Emeritus Corporation	12%	15%	13%

Merrill Gardens L.L.C.			7%

Southern Assisted Living, Inc.	11%	8%	7%

Life Care Centers of America, Inc.	6%		7%

Commonwealth Communities Holdings L.L.C.	10%	8%	7%

Delta Health Group, Inc.		7%

Home Quality Management, Inc.	7%	7%

Remaining operators	54%	55%	59%

Geographic mix:

Florida	9%	15%	14%

Massachusetts	13%	14%	13%

Texas	6%	6%	8%

North Carolina	10%	8%	8%

California			7%

Ohio	6%	6%

Remaining states	56%	51%	50%
      We evaluate our key performance indicators in conjunction with current expectations to determine if historical trends are indicative of future results. Our expected results may not be achieved and actual results may differ materially from our expectations. Management regularly monitors various economic and other factors to develop strategic and tactical plans designed to improve performance and maximize our competitive position. Our ability to achieve our financial objectives is dependent upon our ability to effectively execute these plans and to appropriately respond to emerging economic and company-specific trends. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2005, under the heading “Risk Factors” for further discussion of these risk factors.

Portfolio Update
      Payment coverages in our portfolio continue to improve. Our overall payment coverage is at 1.92 times and represents an increase of 14 basis points from 2004 and 39 basis points from 2003. The following table reflects our recent historical trends of portfolio coverages. Coverage data reflects the 12 months ended for the periods presented. CBMF represents the ratio of facilities’ earnings before interest, taxes, depreciation, amortization, rent and management fees to contractual rent or interest due us. CAMF represents the ratio of earnings before interest, taxes, depreciation, amortization, and rent (but after management fees) to contractual rent or interest due us.

	September 30,				September 30,				September 30,
	2003				2004				2005

	CBMF		CAMF		CBMF		CAMF		CBMF		CAMF

Assisted Living Facilities	1.31	x	1.10	x	1.45	x	1.23	x	1.52	x	1.30x

Skilled Nursing Facilities	1.75	x	1.34	x	2.11	x	1.62	x	2.18	x	1.61x

Independent/ CCRCs									1.43	x	1.21x

Specialty Care Facilities	1.92	x	1.48	x	2.69	x	2.08	x	3.36	x	2.77x

Weighted Averages	1.53	x	1.23	x	1.78	x	1.44	x	1.92	x	1.53x

Corporate Governance
      Maintaining investor confidence and trust has become increasingly important in today’s business environment. Health Care REIT, Inc.’s Board of Directors and management are strongly committed to policies and procedures that reflect the highest level of ethical business practices. Our corporate governance guidelines provide the framework for our business operations and emphasize our commitment to increase stockholder value while meeting all applicable legal requirements. In March 2004, the Board of Directors adopted its Corporate Governance Guidelines. These guidelines meet the listing standards adopted by the New York Stock Exchange and are available on our Web site at www.hcreit.com and from us upon written request sent to the Senior Vice President— Administration and Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475.
Liquidity and Capital Resources

Sources and Uses of Cash
      Our primary sources of cash include rent and interest receipts, borrowings under unsecured lines of credit arrangements, public and private offerings of debt and equity securities, proceeds from the sales of real property and principal payments on loans receivable. Our primary uses of cash include dividend distributions, debt service payments (including principal and interest), real property acquisitions, loan advances and general and administrative expenses. These sources and uses of cash are reflected in our Consolidated Statements of Cash Flows and are discussed in further detail below.

      The following is a summary of our sources and uses of cash flows (dollars in thousands):

					Year
	Year Ended		One Year Change		Ended	One Year Change		Two Year Change

	Dec. 31,	Dec. 31,			Dec. 31,
	2003	2004	$	%	2005	$	%	$	%

Cash and cash equivalents at beginning of period	$9,550	$124,496	$114,946	1,204%	$19,763	$(104,733)	-84%	$10,213	107%

Cash provided from (used in) operating activities	129,521	144,025	14,504	11%	173,755	29,730	21%	44,234	34%

Cash provided from (used in) investing activities	(388,746)	(507,362)	(118,616)	31%	(449,069)	58,293	-11%	(60,323)	16%

Cash provided from (used in) financing activities	374,171	258,604	(115,567)	-31%	291,788	33,184	13%	(82,383)	-22%

Cash and cash equivalents at end of period	$124,496	$19,763	$(104,733)	-84%	$36,237	$16,474	83%	$(88,259)	-71%

      Operating Activities. The increases in net cash provided from operating activities are primarily attributable to increases in net income, excluding the provision for depreciation and net straight-line rental income. Net income and the provision for depreciation increased primarily as a result of net new investments in properties owned by us. See the discussion of investing activities below for additional details. To the extent that we acquire or dispose of additional properties in the future, our net income and provision for depreciation will change accordingly. Net straight-line rental income decreased primarily due to a decrease in gross straight-line rental income and increases in cash payments outside normal monthly rental payments.
      The following is a summary of our straight-line rent (dollars in thousands):

			One Year		Year
	Year Ended		Change		Ended	One Year Change		Two Year Change

	Dec. 31,	Dec. 31,			Dec. 31,
	2003	2004	$	%	2005	$	%	$	%

Gross straight-line rental income	$21,199	$21,936	$737	3%	$13,142	$(8,794)	-40%	$(8,057)	-38%

Cash receipts due to real property sales	(2,427)	(3,756)	(1,329)	55%	(9,384)	(5,628)	150%	(6,957)	287%

Prepaid rent receipts	(3,844)	(4,388)	(544)	14%	(4,485)	(97)	2%	(641)	17%

Cash receipts in excess of (less than) rental income	$14,928	$13,792	$(1,136)	-8%	$(727)	$(14,519)	-105%	$(15,655)	-105%

      Gross straight-line rental income represents the non-cash difference between contractual cash rent due and the average rent recognized pursuant to Statement of Financial Accounting Standards No. 13 “Accounting for Leases.” This amount is positive in the first half of a lease term (but declining every year due to annual increases in cash rent due) and is negative in the second half of a lease term. The decrease in gross straight-line rental income is primarily due to annual increases in cash rent due on leases with fixed increases and our decision in 2004 to change our standard lease structure. Prior to June 2004 our standard lease structure contained fixed annual rental escalators, which were generally recognized on a straight-line basis over the initial lease period. Beginning in June 2004, our new standard lease structure contains annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the tenant’s properties. These escalators are not fixed, so no straight-line rent is recorded. Instead, rental income is recorded based on the contractual cash rental payment due for the period. The increase in non-recurring cash receipts are primarily attributable to cash received in connection with real property sales that resulted in the payoff of existing straight-line receivable balances.

      Investing Activities. The changes in net cash used in investing activities are primarily attributable to net changes in loans receivable and real property investments. The following is a summary of our investment and disposition activities (dollars in thousands):

	Year Ended

	December 31, 2003		December 31, 2004		December 31, 2005

	Facilities	Amount	Facilities	Amount	Facilities	Amount

Real property acquisitions:

Assisted living	71	$350,062	22	$179,940	4	$47,660

Skilled nursing	25	120,823	52	338,951	45	262,084

Independent/ CCRC					11	230,225

Specialty care					5	51,000

Total acquisitions	96	470,885	74	518,891	65	590,969

Less:

Assumed debt		(101,243)		(14,555)		(22,309)

Preferred stock issuance		(26,500)

Cash disbursed for acquisitions		343,142		504,336		568,660

Additions to CIP		31,771		11,883		8,790

Capital improvements to existing properties		35,500		26,328		21,841

Total cash invested in real property		410,413		542,547		599,291

Real property dispositions:

Assisted living	9	52,232	4	20,271	15	90,485

Skilled nursing	2	13,078	2	6,076

Specialty care			1	11,220

Land parcels		145				840

Proceeds from real property sales	11	65,455	7	37,567	15	91,325

Net cash investments in real property	85	$344,958	67	$504,980	50	$507,966

Advances on loans receivable:

Investments in new loans		$36,436		$47,826		$26,554

Draws on existing loans		69,219		14,062		13,833

Total investments in loans		105,655		61,888		40,387

Receipts on loans receivable:

Loan payoffs		30,631		38,450		82,379

Principal payments on loans		26,450		17,023		16,259

Total principal receipts on loans		57,081		55,473		98,638

Net cash investments in loans receivable		$48,574		$6,415		$(58,251)

      Financing Activities. The changes in net cash provided from or used in financing activities are primarily attributable to changes related to our long-term debt, common stock issuances, preferred stock issuances and redemptions, and cash distributions to stockholders.

      The following is a summary our senior unsecured note issuances (dollars in thousands):

Date Issued	Maturity Date	Interest Rate	Face Amount	Net Proceeds

March 2003	September 2012	8.000%	$100,000	$103,167

October 2003	November 2013	6.000%	250,000	247,303

2003 Totals			$350,000	$350,470

September 2004	November 2013	6.000%	$50,000	$50,708

April 2005	May 2015	5.875%	$250,000	$246,859

November 2005	June 2016	6.200%	300,000	297,194

2005 Totals			$550,000	$544,053

      We repaid $40,000,000 of 8.0% senior unsecured notes upon maturity in April 2004. In May 2005, we redeemed all of our outstanding $50,000,000 8.17% senior unsecured notes due March 2006, we completed a public tender offer for $57,670,000 of our outstanding $100,000,000 7.625% senior unsecured notes due March 2008, and we redeemed $122,500,000 of our outstanding $175,000,000 7.5% senior unsecured notes due August 2007. The increase in principal payments on secured debt during 2005 is primarily due to early extinguishments of outstanding mortgages. During the year ended December 31, 2005, we paid off mortgages with outstanding balances of $72,309,000 and average interest rates of 7.481%.
      The change in common stock is primarily attributable to public and private issuances and common stock issuances related to our dividend reinvestment and stock purchase plan (“DRIP”). The remaining difference in common stock issuances is primarily due to issuances pursuant to stock incentive plans.
      The following is a summary our common stock issuances (dollars in thousands, except per share amounts):

Date Issued	Shares Issued	Issue Price	Gross Proceeds	Net Proceeds

July 2003	1,583,100	$30.32	$48,000	$47,933

September 2003	3,680,000	$30.25	111,320	105,075

2003 DRIP	2,276,821	$30.24	68,860	68,860

2003 Totals	7,539,921		$228,180	$221,868

2004 DRIP	1,532,819	$33.65	$51,575	$51,575

November 2005	3,000,000	$34.15	$102,450	$100,977

2005 DRIP	1,546,959	$34.59	53,505	53,505

2005 Totals	4,546,959		$155,955	$154,482

      In July 2003, we closed on a public offering of 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock, which generated net proceeds of approximately $96,850,000. A portion of the proceeds from this offering were used to redeem all 3,000,000 shares of our 8.875% Series B Cumulative Redeemable Preferred Stock on July 15, 2003, at a redemption price of $25 per share plus accrued and unpaid dividends. In September 2004, we closed on a public offering of 7,000,000 shares of 7.625% Series F Cumulative Redeemable Preferred Stock, which generated net proceeds of approximately $169,107,000. The proceeds were used to repay borrowings under our unsecured lines of credit arrangements and to invest in additional properties.

      In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income (including 100% of capital gains) to our stockholders. The increases in dividends are primarily attributable to increases in outstanding common and preferred stock shares as discussed above and increases in our annual common stock dividend per share.
      The following is a summary of our dividend payments (in thousands, except per share amounts):

	Year Ended

	December 31, 2003		December 31, 2004		December 31, 2005

	Per Share	Amount	Per Share	Amount	Per Share	Amount

Common Stock	$2.34	$101,863	$2.385	$122,987	$2.46	$132,548

Series B Preferred Stock	2.22	3,605

Series C Preferred Stock	2.25	1,439

Series D Preferred Stock	1.97	3,784	1.97	7,875	1.97	7,875

Series E Preferred Stock	1.50	390	1.50	933	1.50	375

Series F Preferred Stock			1.50	3,929	1.50	13,344

Totals		$111,081		$135,724		$154,142

Off-Balance Sheet Arrangements
      We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide workers’ compensation insurance to one of our tenants. Our obligation under the letter of credit matures in 2009. At December 31, 2005, our obligation under the letter of credit was $2,450,000.
      We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We may or may not elect to use financial derivative instruments to hedge interest rate exposure. These decisions are principally based on the general trend in interest rates at the applicable dates, our perception of the future volatility of interest rates and our relative levels of variable rate debt and variable rate investments. As of December 31, 2005, we participated in two interest rate swap agreements related to our long-term debt. Our interest rate swaps are discussed below in “Contractual Obligations.”

Contractual Obligations
      The following table summarizes our payment requirements under contractual obligations as of December 31, 2005 (in thousands):

	Payments Due by Period

Contractual Obligations	Total	2006	2007-2008	2009-2010	Thereafter

Unsecured lines of credit arrangements(1)	$540,000	$40,000	$500,000	$0	$0

Senior unsecured notes	1,194,830		94,830		1,100,000

Secured debt	107,540	2,596	24,269	41,301	39,374

Contractual interest obligations	749,475	108,125	198,062	161,471	281,817

Capital lease obligations

Operating lease obligations	14,257	1,275	1,994	1,857	9,131

Purchase obligations	81,449	15,096	48,007	17,991	355

Other long-term liabilities

Total contractual obligations	$2,687,551	$167,092	$867,162	$222,620	$1,430,677

(1)	Unsecured lines of credit arrangements reflected at 100% capacity.
     We have an unsecured credit arrangement with a consortium of ten banks providing for a revolving line of credit (“revolving credit”) in the amount of $500,000,000, which expires on June 22, 2008 (with the ability to extend for one year at our discretion if we are in compliance with all covenants). The agreement specifies that borrowings under the revolving credit are subject to interest payable in periods no longer than three months at either the agent bank’s prime rate of interest or the applicable margin over LIBOR interest rate, at our option (5.387% at December 31, 2005). The applicable margin is based on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.9% at December 31, 2005. In addition, we pay a facility fee annually to each bank based on the bank’s commitment under the revolving credit facility. The facility fee depends on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.225% at December 31, 2005. We also pay an annual agent’s fee of $50,000. Principal is due upon expiration of the agreement. We have another unsecured line of credit arrangement with a bank for a total of $40,000,000, which expires May 31, 2006. Borrowings under this line of credit are subject to interest at either the bank’s prime rate of interest (7.25% at December 31, 2005) or 1.3% over LIBOR interest rate, at our option. Principal is due upon expiration of the agreement. At December 31, 2005, we had $195,000,000 outstanding under the unsecured lines of credit arrangements and estimated total contractual interest obligations of $26,262,000. Contractual interest obligations are estimated based on the assumption that the balance of $195,000,000 at December 31, 2005 is constant until maturity at interest rates in effect at December 31, 2005.
      We have $1,194,830,000 of senior unsecured notes principal outstanding with fixed annual interest rates ranging from 5.875% to 8.0%, payable semi-annually. Total contractual interest obligations on senior unsecured notes totaled $647,298,000 at December 31, 2005. Additionally, we have 31 mortgage loans totaling $107,540,000, collateralized by owned properties, with fixed annual interest rates ranging from 5.8% to 8.5%, payable monthly. The carrying values of the properties securing the mortgage loans totaled $167,230,000 at December 31, 2005. Total contractual interest obligations on mortgage loans totaled $32,715,000 at December 31, 2005.

      On May 6, 2004, we entered into two interest rate swap agreements (the “Swaps”) for a total notional amount of $100,000,000 to hedge changes in fair value attributable to changes in the LIBOR swap rate of $100,000,000 of fixed rate debt with a maturity date of November 15, 2013. The Swaps are treated as fair-value hedges for accounting purposes and we utilize the short-cut method in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Swaps are with highly rated counterparties in which we receive a fixed rate of 6% and pay a variable rate based on six-month LIBOR plus a spread. At December 31, 2005, total contractual interest obligations were estimated to be $43,200,000.
      At December 31, 2005, we had operating lease obligations of $14,257,000 relating to our office space, five assisted living facilities and three skilled nursing facilities.
      Purchase obligations are comprised of unfunded construction commitments and contingent purchase obligations. At December 31, 2005, we had outstanding construction financings of $3,906,000 for leased properties and were committed to providing additional financing of approximately $36,519,000 to complete construction. At December 31, 2005, we had contingent purchase obligations totaling $44,930,000. These contingent purchase obligations primarily relate to deferred acquisition fundings and capital improvements. Deferred acquisition fundings are contingent upon a tenant satisfying certain conditions in the lease. Upon funding, amounts due from the tenant are increased to reflect the additional investment in the property.

Capital Structure
      As of December 31, 2005, we had stockholders’ equity of $1,430,756,000 and a total outstanding debt balance of $1,500,818,000, which represents a debt to total book capitalization ratio of 51%. Our ratio of debt to market capitalization was 40% at December 31, 2005. For the year ended December 31, 2005, our coverage ratio of EBITDA to interest was 3.10 to 1.00. For the year ended December 31, 2005, our coverage ratio of EBITDA to fixed charges was 2.47 to 1.00. Also, at December 31, 2005, we had $36,237,000 of cash and cash equivalents and $345,000,000 of available borrowing capacity under our unsecured lines of credit arrangements.
      Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. As of December 31, 2005, we were in compliance with all of the covenants under our debt agreements. None of our debt agreements contain provisions for acceleration which could be triggered by our debt ratings. However, under our unsecured lines of credit arrangements, the ratings on our senior unsecured notes are used to determine the fees and interest payable.
      Our senior unsecured notes are rated Baa3 (stable), BBB- (positive) and BBB- (stable) by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, respectively. We plan to manage the Company to maintain investment grade status with a capital structure consistent with our current profile. Any downgrades in terms of ratings or outlook by any or all of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.
      As of February 28, 2006, we had an effective shelf registration statement on file with the Securities and Exchange Commission under which we may issue up to $429,344,619 of securities including debt securities, common and preferred stock, depositary shares, warrants and units. Also, as of February 28, 2006, we had an effective registration statement on file in connection with our enhanced DRIP program under which we may issue up to 6,314,213 shares of common stock. As of February 28, 2006, 2,718,433 shares of common stock remained available for issuance under this registration statement. Depending upon market conditions, we anticipate issuing securities under our registration statements to invest in additional properties and to repay borrowings under our unsecured lines of credit arrangements.
Results of Operations

			One Year			One Year		Two Year
	Year Ended		Change		Year Ended	Change		Change

	Dec. 31, 2003	Dec. 31, 2004	$	%	Dec. 31, 2005	$	%	$	%

Net income available to common stockholders	$70,732	$72,634	$1,902	3%	$62,692	$(9,942)	- 14%	$(8,040)	- 11%

Funds from operations	119,463	146,742	27,279	23%	144,293	(2,449)	- 2%	24,830	21%

Funds available for distribution	104,535	132,950	28,415	27%	145,020	12,070	9%	40,485	39%

EBITDA	199,349	238,264	38,915	20%	258,578	20,314	9%	59,229	30%
      Net income available to common stockholders decreased 14% from 2004 and 11% from 2003 primarily due to the losses on extinguishment of debt totaling $21,484,000, or $0.39 per diluted share, and increases in interest expense, provision for depreciation and preferred stock dividends, offset by increases in rental income. Net income available to common stockholders increased 3% from 2003 to 2004 due to an increase in rental income offset by increases in interest expense and provision for depreciation. These changes are discussed in further detail below. Net income available to common stockholders decreased on a per share basis during 2005 due to the lower net income available to common stockholders discussed above and higher outstanding shares. Net income available to common stockholders decreased on a per share basis during 2004 primarily due to higher outstanding shares. On a fully diluted basis, average common shares outstanding for the year ended December 31, 2005 was 54,499,000, a 5% increase from 52,082,000 for the same period in 2004 and an 18% increase from 44,201,000 for the same period in 2003. The increase in fully diluted average common shares outstanding is primarily the result of public and private common stock offerings and common stock issuances pursuant to our DRIP.
      The following table represents the changes in outstanding common stock for the period from January 1, 2003 to December 31, 2005 (in thousands):

	Year Ended

	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005	Totals

Beginning balance	40,086	50,361	52,925	40,086

Public/private offerings	5,263		3,000	8,263

DRIP issuances	2,277	1,533	1,547	5,357

Preferred stock conversions	2,224	369	210	2,803

Other issuances	511	662	443	1,616

Ending balance	50,361	52,925	58,125	58,125

      The decrease in FFO for the year ended December 31, 2005 is primarily due to the losses on extinguishment of debt. The increase in FFO for the year ended December 31, 2004 is primarily due to the increase in net income available to common stockholders. The increases in FAD are primarily due to the changes in net straight-line rental income offset by the losses on extinguishment of debt. Please refer to the discussion of “Non-GAAP Financial Measures” below for further information regarding FFO and FAD and for reconciliations of FFO and FAD to NICS.
      The increases in EBITDA are primarily due to increases in net income, excluding interest expense and provision for depreciation. Our coverage ratio of EBITDA to total interest was 3.10 times for the year ended December 31, 2005 as compared with 3.24 times for the same period in 2004 and 3.50 times for the same period in 2003. Our coverage ratio of EBITDA to fixed charges was 2.47 times for the year ended December 31, 2005 as compared with 2.77 times for the same period in 2004 and 3.01 times for the same period in 2003. Our coverage ratios declined from the prior years primarily due to the losses on extinguishment of debt and increases in interest expense. Please refer to the discussion of “Non-GAAP Financial Measures” below for further information regarding EBITDA and a reconciliation of EBITDA and net income.
      Revenues were comprised of the following (dollars in thousands):

			One Year			One Year		Two Year
	Year Ended		Change		Year Ended	Change		Change

	Dec. 31, 2003	Dec. 31, 2004	$	%	Dec. 31, 2005	$	%	$	%

Rental income	$159,818	$213,755	$53,937	34%	$253,306	$39,551	19%	$93,488	58%

Interest income	20,768	22,818	2,050	10%	23,993	1,175	5%	3,225	16%

Transaction fees and other income	3,759	2,432	(1,327)	- 35%	4,548	2,116	87%	789	21%

Prepayment fees		50	50	n/a		(50)	n/a		n/a

Totals	$184,345	$239,055	$54,710	30%	$281,847	$42,792	18%	$97,502	53%

      The increase in gross revenues is primarily attributable to increased rental income resulting from the acquisitions of new properties from which we receive rent. See the discussion of investing activities in “Liquidity and Capital Resources” above for further information. In addition, as discussed above, prior to June 2004, our standard lease structure contained fixed annual rental escalators, which were generally recognized on a straight-line basis over the minimum lease period. Beginning in June 2004, our new standard lease structure contains annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the tenant’s properties. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period. While this change does not affect our cash flow or our ability to pay dividends, it is anticipated that we will generate additional organic growth and minimize non-cash straight-line rent over time. If gross operating revenues at our facilities and/or the Consumer Price Index do not increase, a portion of our revenues may not continue to increase. Sales of real property would offset revenue increases and, to the extent that they exceed new acquisitions, could result in decreased revenues. Our leases could renew above or below current rent rates, resulting in an increase or decrease in rental income. As of December 31, 2005, we had no leases expiring prior to 2009 with the exception of our master lease with Commonwealth Communities Holdings LLC. In October 2005, Kindred Healthcare, Inc. (“Kindred”) announced its intent to acquire Commonwealth. As part of this transaction, which closed on February 28, 2006, we leased the Commonwealth facilities to Kindred under two master leases.
      Interest income increased in 2005 primarily due to recognition of additional interest income of approximately $4,509,000 offset by loan payoffs. The additional interest income related to the payoffs of loans that were either on non-accrual or partial accrual and all contractual interest was received from the borrowers. Transaction fees and other income fluctuated primarily due to $822,000 of extinguishment recoveries, $750,000 in termination fees as well as additional fees from loan payoffs recognized during the year ended December 31, 2005. The decrease from 2003 to 2004 is primarily due to the $902,000 gain from the sale of our investment in Atlantic Healthcare Finance L.P. in October 2003.

      Expenses were comprised of the following (dollars in thousands):

			One Year			One Year		Two Year
	Year Ended		Change		Year	Change		Change
					Ended
	Dec. 31,	Dec. 31,			Dec. 31,
	2003	2004	$	%	2005	$	%	$	%

Interest expense	$45,949	$68,567	$22,618	49%	$80,050	$11,483	17%	$34,101	74%

Provision for depreciation	46,551	66,897	20,346	44%	80,000	13,103	20%	33,449	72%

General and administrative	11,483	16,585	5,102	44%	17,249	664	4%	5,766	50%

Loan expense	2,921	3,393	472	16%	2,710	(683)	- 20%	(211)	-7%

Impairment of assets	2,792	314	(2,478)	- 89%		(314)	- 100%	(2,792)	- 100%

Loss on extinguishment of debt					21,484	21,484	n/a	21,484	n/a

Provision for loan losses	2,870	1,200	(1,670)	- 58%	1,200	0	0%	(1,670)	- 58%

Totals	$112,566	$156,956	$44,390	39%	$202,693	$45,737	29%	$90,127	80%

      The increase in total expenses is primarily attributable to increases in interest expense, the provision for depreciation and the recognition of losses on extinguishment of debt. The increases in interest expense are primarily due to higher average borrowings and changes in the amount of capitalized interest offsetting interest expense. This was partially offset by lower average interest rates and savings generated from interest rate swap agreements. If we borrow under our unsecured lines of credit arrangements, issue additional senior unsecured notes or assume additional secured debt, our interest expense will increase.
      The following is a summary of our interest expense (dollars in thousands):

			One Year			One Year		Two Year
	Year Ended		Change		Year	Change		Change
					Ended
	Dec. 31,	Dec. 31,			Dec. 31,
	2003	2004	$	%	2005	$	%	$	%

Senior unsecured notes	$48,527	$61,216	$12,689	26%	$63,080	$1,864	3%	$14,553	30%

Secured debt	5,514	11,069	5,555	101%	11,769	700	6%	6,255	113%

Unsecured lines of credit	2,871	2,916	45	2%	9,412	6,496	223%	6,541	228%

Capitalized interest	(1,535)	(875)	660	- 43%	(665)	210	- 24%	870	- 57%

SWAP earnings		(1,770)	(1,770)	n/a	(972)	798	- 45%	(972)	n/a

Discontinued operations	(9,428)	(3,989)	5,439	- 58%	(2,574)	1,415	- 35%	6,854	- 73%

Totals	$45,949	$68,567	$22,618	49%	$80,050	$11,483	17%	$34,101	74%

      The increase in interest expense on senior unsecured notes is due to the net effect and timing of issuances and extinguishments. See the discussion of financing activities in “Liquidity and Capital Resources” above for further information.

      The following is a summary of our senior unsecured notes principal activity (dollars in thousands):

	Year Ended		Year Ended		Year Ended
	December 31, 2003		December 31, 2004		December 31, 2005

		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
	Amount	Rate	Amount	Rate	Amount	Rate

Beginning balance	$515,000	7.781%	$865,000	7.291%	$875,000	7.181%

Debt issued	350,000	6.571%	50,000	6.000%	550,000	6.052%

Debt extinguished			(40,000)	8.090%	(230,170)	7.677%

Ending balance	$865,000	7.291%	$875,000	7.181%	$1,194,830	6.566%

Monthly averages	$630,385	7.699%	$852,692	7.242%	$961,469	6.829%
      The increase in interest expense on secured debt is due to the net effect and timing of assumptions, extinguishments and principal amortizations. The following is a summary of our secured debt activity (dollars in thousands):

	Year Ended		Year Ended		Year Ended December 31,
	December 31, 2003		December 31, 2004		2005

		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
	Amount	Rate	Amount	Rate	Amount	Rate

Beginning balance	$51,831	7.447%	$148,184	7.512%	$160,225	7.508%

Debt assumed	101,243	7.403%	14,555	7.500%	22,309	6.561%

Debt extinguished	(4,000)	3.790%			(72,309)	7.481%

Principal payments	(890)	8.095%	(2,514)	7.709%	(2,685)	7.584%

Ending balance	$148,184	7.512%	$160,225	7.508%	$107,540	7.328%

Monthly averages	$82,644	7.594%	$148,141	7.510%	$156,027	7.452%
      The increase in interest expense on unsecured lines of credit arrangements is due primarily to higher average outstanding borrowings. The following is a summary of our unsecured lines of credit arrangements (dollars in thousands):

	Year Ended December 31

	2003	2004	2005

Balance outstanding at December 31	$0	$151,000	$195,000

Maximum amount outstanding at any month end	$156,900	$159,000	$318,000

Average amount outstanding (total of daily principal balances divided by days in year)	$61,677	$54,770	$181,232

Weighted average interest rate (actual interest expense divided by average borrowings outstanding)	4.65%	5.32%	5.19%
      We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the years ended December 31, 2003, 2004 and 2005 totaled $1,535,000, $875,000 and $665,000, respectively.
      On May 6, 2004, we entered into two interest rate swap agreements (the “Swaps”) for a total notional amount of $100,000,000 to hedge changes in fair value attributable to changes in the LIBOR swap rate of $100,000,000 of fixed rate debt with a maturity date of November 15, 2013. We receive a fixed rate of 6.0% and pay a variable rate based on six-month LIBOR plus a spread. For the years ended December 31, 2005, and 2004, we generated $972,000 and $1,770,000, respectively, of savings related to our Swaps that was recorded as a reduction of interest expense. We had no interest rate swap agreements outstanding during 2003.
      The provision for depreciation increased primarily as a result of additional investments in properties owned directly by us. See the discussion of investing activities in “Liquidity and Capital Resources” above for further information. To the extent that we acquire or dispose of additional properties in the future, our provision for depreciation will change accordingly.
      General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the year ended December 31, 2005, were 5.89% as compared with 6.54% and 5.55% for the same periods in 2004 and 2003, respectively. The change from 2004 to 2005 is due to increased costs to attract and retain appropriate personnel to achieve our business objectives offset by a decrease in professional service fees and other operating costs as a result of focused expense control. Approximately one-half of the increases from 2003 to 2004 were related to costs associated with our initiatives to attract and retain appropriate personnel to achieve our business objectives. The remainder was comprised of increases relating to professional services fees (including costs associated with SOX compliance), taxes and transition costs associated with the removal of an underperforming operator in December 2004.
      The change in loan expense was primarily due to increased costs in 2003 and 2004 related to amending our primary unsecured line of credit arrangement, costs related to obtaining consents to modify the covenants under our senior unsecured notes and costs related to the issuance of senior unsecured notes.
      During the year ended December 31, 2004, it was determined that the projected undiscounted cash flows from a property did not exceed its related net book value and an impairment charge of $314,000 was recorded to reduce the property to its estimated fair market value. The estimated fair market value of the property was determined by an independent appraisal. During the year ended December 31, 2003, it was determined that the projected undiscounted cash flows from a property did not exceed its related net book value and an impairment charge of $2,792,000 was recorded to reduce the property to its estimated fair market value. The estimated fair market value of the property was determined by an independent appraisal.
      The provision for loan losses is related to our critical accounting estimate for the allowance for loan losses and is discussed below in “Critical Accounting Policies.”
      Other items were comprised of the following (dollars in thousands):

					Year	One Year
	Year Ended		One Year Change		Ended	Change		Two Year Change

	Dec. 31,	Dec. 31,			Dec. 31,
	2003	2004	$	%	2005	$	%	$	%

Gain (loss) on sales of properties	$4,139	$(143)	$(4,282)	n/a	$3,227	$3,370	n/a	$(912)	-22%

Discontinued operations, net	6,822	3,415	(3,407)	-50%	1,905	(1,510)	-44%	(4,917)	-72%

Preferred dividends	(9,218)	(12,737)	(3,519)	38%	(21,594)	(8,857)	70%	(12,376)	134%

Preferred stock redemption charge	(2,790)		2,790	100%		0	0%	2,790	100%

Totals	$(1,047)	$(9,465)	$(8,418)	804%	$(16,462)	$(6,997)	74%	$(15,415)	1,472%

      One assisted living facility was held for sale at December 31, 2005. We did not recognize an impairment loss on this asset as the fair market value less estimated costs to sell exceeded our carrying value. Also during the years ended December 31, 2003, 2004 and 2005, we sold properties with carrying values of $61,316,000, $37,710,000 and $88,098,000 for net gains of $4,139,000, net losses of $143,000 and net gains of $3,227,000, respectively. In accordance with Statement of Financial Accounting Standards No. 144, we have reclassified the income and expenses attributable to the properties held for sale or sold subsequent to January 1, 2002 to discontinued operations. These properties generated $6,822,000, $3,415,000 and $1,905,000 of income after deducting depreciation and interest expense from rental revenue for the years ended December 31, 2003, 2004 and 2005, respectively. Please refer to Note 15 of our audited consolidated financial statements for further discussion.
      The increase in preferred dividends is primarily due to the increase in average outstanding preferred shares. The following is a summary of our preferred stock activity:

	Year Ended December 31, 2003		Year Ended December 31, 2004		Year Ended December 31, 2005

		Weighted Average		Weighted Average		Weighted Average
	Shares	Dividend Rate	Shares	Dividend Rate	Shares	Dividend Rate

Beginning balance	5,100,000	8.926%	4,830,444	7.553%	11,350,045	7.663%

Shares issued	5,060,000	7.482%	7,000,000	7.625%

Shares redeemed	(3,000,000)	8.875%

Shares converted	(2,329,556)	8.704%	(480,399)	6.000%	(275,056)	6.000%

Ending balance	4,830,444	7.553%	11,350,045	7.663%	11,074,989	7.704%

Monthly averages	4,983,803	8.357%	6,786,481	7.621%	11,245,073	7.679%
      In July 2003, we closed a public offering of 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock. A portion of the proceeds from this offering were used to redeem all 3,000,000 shares of our 8.875% Series B Cumulative Redeemable Preferred Stock on July 15, 2003. In accordance with Emerging Issues Task Force (“EITF”) Topic D-42, the costs to issue these securities were recorded as a non-cash, non-recurring charge of $2,790,000, or $0.06 per diluted share, in the third quarter of 2003 to reduce net income available to common stockholders. No such transactions or charges occurred in 2004 or 2005.
Non-GAAP Financial Measures
      We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider FFO and FAD to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FAD represents FFO excluding the non-cash straight-line rental adjustments. Additionally, our historical results include an adjustment for a preferred stock redemption charge for the year ended December 31, 2003 but exclude adjustments for impairment charges.
      In April 2002, the Financial Accounting Standards Board issued Statement No. 145 that requires gains and losses on extinguishment of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement No. 4. We adopted the standard effective January 1, 2003 and have properly reflected the $21,484,000, or $0.39 per diluted share, of losses on extinguishment of debt for the year ended December 31, 2005. These charges have not been added back for the calculations of FFO, FAD or EBITDA.
      In August 2003, we adopted the SEC clarification of EITF Topic D-42. To implement the clarified accounting pronouncement, our 2003 results reflect a reduction in net income available to common stockholders resulting from a non-cash, non-recurring charge of $2,790,000, or $0.06 per diluted share, due to the redemption of our 8.875% Series B Cumulative Redeemable Preferred Stock in July 2003. NAREIT has issued its recommendation that preferred stock redemption charges should not be added back to net income in the calculation of FFO and FAD. Although we have adopted this recommendation, we have also disclosed FFO and FAD adjusted for the preferred stock redemption charge for enhanced clarity. Additionally, we believe that the nature of the charge is non-recurring because there was not a similar charge during the two preceding years and we do not anticipate a similar charge in the succeeding two years.
      In October 2003, NAREIT informed its member companies that the SEC had changed its position on certain aspects of the NAREIT FFO definition, including impairment charges. Previously, the SEC accepted NAREIT’s view that impairment charges were effectively an early recognition of an expected loss on an impending sale of property and thus should be added back to net income in the calculation of FFO and FAD similar to other gains and losses on sales. However, the SEC’s clarified interpretation is that recurring impairments taken on real property may not be added back to net income in the calculation of FFO and FAD. We have adopted this interpretation and have not added back impairment charges of $2,792,000, or $0.06 per diluted share, recorded for the year ended December 31, 2003 and $314,000, or $0.01 per diluted share, recorded for the year ended December 31, 2004.
      EBITDA stands for earnings before interest, taxes, depreciation and amortization. Additionally, we exclude the non-cash provision for loan losses in calculating EBITDA. We believe that EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. Additionally, restrictive covenants in our long-term debt arrangements contain financial ratios based on EBITDA. We primarily utilize EBITDA to measure our interest coverage ratio, which represents EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA divided by fixed charges. Fixed charges include total interest and preferred dividends.
      FFO, FAD and EBITDA are financial measures that are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, investment recommendations and rating of companies. Management uses these financial measures to facilitate internal and external comparisons to our historical operating results, in making operating decisions and for budget planning purposes. Additionally, FFO and FAD are internal evaluation metrics utilized by the Board of Directors to evaluate management. FFO, FAD and EBITDA do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, FFO, FAD and EBITDA, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.

      The table below reflects the reconciliation of FFO to net income available to common stockholders, the most directly comparable U.S. GAAP measure, for the periods presented. The provision for depreciation includes provision for depreciation from discontinued operations. Amounts are in thousands except for per share data.

	Year Ended

	December 31	December 31	December 31
	2003	2004	2005

FFO Reconciliation:

Net income available to common stockholders	$70,732	$72,634	$62,692

Provision for depreciation	52,870	74,015	84,828

Loss (gain) on sales of properties	(4,139)	143	(3,227)

Prepayment fees		(50)

Funds from operations	119,463	146,742	144,293

Preferred stock redemption charge	2,790

Funds from operations—adjusted	$122,253	$146,742	$144,293

Average common shares outstanding:

Basic	43,572	51,544	54,110

Diluted	44,201	52,082	54,499

Per share data:
Net income available to common stockholders

Basic	$1.62	$1.41	$1.16

Diluted	1.60	1.39	1.15
Funds from operations

Basic	$2.74	$2.85	$2.67

Diluted	2.70	2.82	2.65
Funds from operations—adjusted

Basic	$2.81	$2.85	$2.67

Diluted	2.77	2.82	2.65

      The table below reflects the reconciliation of FAD to net income available to common stockholders, the most directly comparable U.S. GAAP measure, for the periods presented. The provision for depreciation includes provision for depreciation from discontinued operations. Amounts are in thousands except for per share data.

	Year Ended

	December 31	December 31	December 31
	2003	2004	2005

FAD Reconciliation:

Net income available to common stockholders	$70,732	$72,634	$62,692

Provision for depreciation	52,870	74,015	84,828

Loss (gain) on sales of properties	(4,139)	143	(3,227)

Prepayment fees		(50)

Rental income in excess of cash received	(14,928)	(13,792)	727

Funds available for distribution	104,535	132,950	145,020

Preferred stock redemption charge	2,790

Funds available for distribution— adjusted	$107,325	$132,950	$145,020

Average common shares outstanding:

Basic	43,572	51,544	54,110

Diluted	44,201	52,082	54,499

Per share data:
Net income available to common stockholders

Basic	$1.62	$1.41	$1.16

Diluted	1.60	1.39	1.15
Funds available for distribution

Basic	$2.40	$2.58	$2.68

Diluted	2.36	2.55	2.66
Funds available for distribution— adjusted

Basic	$2.46	$2.58	$2.68

Diluted	2.43	2.55	2.66

      The table below reflects the reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, for the periods presented. The provision for depreciation and interest expense includes provision for depreciation and interest expense from discontinued operations. Amortization includes amortization of deferred loan expenses, restricted stock and stock options. Dollars are in thousands.

	Year Ended

	December 31		December 31		December 31
	2003		2004		2005

EBITDA Reconciliation:

Net income	$82,740		$85,371		$84,286

Interest expense	55,377		72,556		82,624

Capitalized interest	1,535		875		665

Provision for depreciation	52,870		74,015		84,828

Amortization	3,957		4,247		4,975

Provision for loan losses	2,870		1,200		1,200

EBITDA	$199,349		$238,264		$258,578

Interest Coverage Ratio:

Interest expense	$55,377		$72,556		$82,624

Capitalized interest	1,535		875		665

Total interest	56,912		73,431		83,289

EBITDA	$199,349		$238,264		$258,578

Interest coverage ratio	3.50	x	3.24	x	3.10x

Fixed Charge Coverage Ratio:

Total interest	$56,912		$73,431		$83,289

Preferred dividends	9,218		12,737		21,594

Total fixed charges	66,130		86,168		104,883

EBITDA	$199,349		$238,264		$258,578

Fixed charge coverage ratio	3.01	x	2.77	x	2.47x
Critical Accounting Policies
      Our consolidated financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions. Management considers an accounting estimate or assumption critical if:

•	the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on financial condition or operating performance is material.
      Management has discussed the development and selection of its critical accounting policies with the Audit Committee of the Board of Directors and the Audit Committee has reviewed the disclosure presented below relating to them. Management believes the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate and are not reasonably likely to change in the future. However, since these estimates require assumptions to be made that were uncertain at the time the estimate was made, they bear the risk of change. If actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations, liquidity and/or financial condition. Please refer to Note 1 of our audited consolidated financial statements for further information on significant accounting policies that impact us. There were no material changes to these policies in 2005.
      We adopted the fair value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Because Statement 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date of Statement 123(R), and because we adopted Statement 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date of Statement 123), compensation cost for some previously granted awards that were not recognized under Statement 123 will be recognized under Statement 123(R). Additionally, we amortize compensation cost for share based payments to the date that the awards become fully vested or to the expected retirement date, if sooner. Effective with the adoption of Statement 123(R) on January 1, 2006, we will begin recognizing compensation cost to the date the awards become fully vested or to the retirement eligible date, if sooner. Had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note 9 to our audited consolidated financial statements. We expect that the adoption of Statement 123(R) will increase compensation cost by approximately $1,287,000 for 2006 as a result of amortizing share based awards to the retirement eligible date.

      The following table presents information about our critical accounting policies, as well as the material assumptions used to develop each estimate:

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Allowance for Loan Losses
We maintain an allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended, and SEC Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of all outstanding loans. If this evaluation indicates that there is a greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due as scheduled according to the contractual terms of the original loan agreement. Consistent with this definition, all loans on non-accrual are deemed impaired. To the extent circumstances improve and the risk of collectibility is diminished, we will return these loans to full accrual status.
The determination of the allowance is based on a quarterly evaluation of all outstanding loans, including general economic conditions and estimated collectibility of loan payments and principal. We evaluate the collectibility of our loans receivable based on a combination of factors, including, but not limited to, delinquency status, historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying property.

For the year ended December 31, 2005 we recorded $1,200,000 as provision for loan losses, resulting in an allowance for loan losses of $6,461,000 relating to loans with outstanding balances of $31,416,000 at December 31, 2005. At December 31, 2005, we had loans with outstanding balances of $16,770,000 on non-accrual status.
Depreciation and Useful Lives
Substantially all of the properties owned by us are leased under operating leases and are recorded at cost. The cost of our real property is allocated to land, buildings, improvements and intangibles in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The allocation of the acquisition costs of properties is based on appraisals commissioned from independent real estate appraisal firms.
We compute depreciation on our properties using the straight-line method based on their estimated useful lives which range from 15 to 40 years for buildings and five to 15 years for improvements.

For the year ended December 31, 2005, we recorded $68,061,000 and $16,767,000 as provision for depreciation relating to buildings and improvements, respectively, including amounts reclassified as discontinued operations. The average useful life of our buildings and improvements was 31.7 years and 9.8 years, respectively, at December 31, 2005.

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Impairment of Long-Lived Assets

We review our long-lived assets for potential impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. An impairment charge must be recognized when the carrying value of a long-lived asset is not recoverable. The carrying value is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that a permanent impairment of a long-lived asset has occurred, the carrying value of the asset is reduced to its fair value and an impairment charge is recognized for the difference between the carrying value and the fair value.

The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if there are indicators of impairment. These indicators may include anticipated operating losses at the property level, the tenant’s inability to make rent payments, a decision to dispose of an asset before the end of its estimated useful life and changes in the market that may permanently reduce the value of the property. If indicators of impairment exist, then the undiscounted future cash flows from the most likely use of the property are compared to the current net book value. This analysis requires us to determine if indicators of impairment exist and to estimate the most likely stream of cash flows to be generated from the property during the period the property is expected to be held. We did not record any impairment charges for the year ended December 31, 2005.

Fair Value of Derivative Instruments
The valuation of derivative instruments is accounted for in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (”SFAS 133”), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS 133, as amended, requires companies to record derivatives at fair market value on the balance sheet as assets or liabilities.
The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are estimated by a third party consultant, which utilizes pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates which may change in the future. At December 31, 2005, we participated in two interest rate swap agreements related to our long-term debt. At December 31, 2005, the swaps were reported at their fair value as a $2,211,000 other asset. For the year ended December 31, 2005, we generated $972,000 of savings related to our swaps that was recorded as a reduction in interest expense.

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Revenue Recognition
Revenue is recorded in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, and SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended (”SAB 101”). SAB 101 requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectibility. If the collectibility of revenue is determined incorrectly, the amount and timing of our reported revenue could be significantly affected. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectibility risk. Prior to June 2004, our standard lease structure contained fixed annual rental escalators, which were generally recognized on a straight-line basis over the initial lease period. Beginning in June 2004, our new standard lease structure contains annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the property. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period.
We evaluate the collectibility of our revenues and related receivables on an on-going basis. We evaluate collectibility based on assumptions and other considerations including, but not limited to, the certainty of payment, payment history, the financial strength of the investment’s underlying operations as measured by cash flows and payment coverages, the value of the underlying collateral and guaranties and current economic conditions.

If our evaluation indicates that collectibility is not reasonably assured, we may place an investment on non-accrual or reserve against all or a portion of current income as an offset to revenue.

For the year ended December 31, 2005 we recognized $23,993,000 of interest income and $262,613,000 of rental income, including discontinued operations. Cash receipts on leases with deferred revenue provisions were $13,869,000 as compared to gross straight- line rental income recognized of $13,142,000. At December 31, 2005, our straight-line receivable balance was $63,725,000. Also at December 31, 2005, we had loans with outstanding balances of $16,770,000 on non- accrual status.
Impact of Inflation
      During the past three years, inflation has not significantly affected our earnings because of the moderate inflation rate. Additionally, our earnings are primarily long-term investments with fixed rates of return. These investments are mainly financed with a combination of equity, senior unsecured notes and borrowings under our unsecured lines of credit arrangements. During inflationary periods, which generally are accompanied by rising interest rates, our ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, we believe that inflation will not impact the availability of equity and debt financing for us.

MANAGEMENT AND DIRECTORS
      The following table sets forth certain information regarding our Executive Officers and Directors:
EXECUTIVE OFFICERS

Name	Age	Office

George L. Chapman	58	Chairman and Chief Executive Officer

Raymond W. Braun	48	President

Charles J. Herman, Jr.	40	Executive Vice President and Chief Investment Officer

Jeffrey H. Miller	46	Executive Vice President and General Counsel

Scott A. Estes	35	Senior Vice President and Chief Financial Officer

Erin C. Ibele	44	Senior Vice President— Administration and Corporate Secretary

Michael A. Crabtree	49	Vice President and Treasurer
BOARD OF DIRECTORS

Name	Age	Position

William C. Ballard, Jr.	65	Of Counsel, Greenebaum Doll & McDonald PLLC and Director of UnitedHealth Group Incorporated

Pier C. Borra	66	Chairman and Chief Executive Officer of CORA Health Services, Inc.

George L. Chapman	58	Chairman and Chief Executive Officer

Thomas J. DeRosa	48	Former Vice-Chairman and Chief Financial Officer of The Rouse Company

Jeffrey H. Donahue	59	President and Chief Executive Officer of The Enterprise Social Investment Corporation and former Executive Vice President and Chief Financial Officer of The Rouse Company

Peter J. Grua	52	Managing Partner of HLM Venture Partners and Director of Renal Care Group, Inc. and DrugMax, Inc.

Sharon M. Oster	57	Professor of Management and Entrepreneurship, Yale University School of Management

R. Scott Trumbull	57	Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and former Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc.

UNDERWRITING
      Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc. and UBS Securities LLC, have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Number of
Underwriter	Shares

Deutsche Bank Securities Inc.

UBS Securities LLC

A.G. Edwards & Sons, Inc.

Raymond James & Associates, Inc.

Stifel, Nicolaus & Company, Incorporated

Ryan Beck & Co., Inc.

Calyon Securities (USA) Inc.

KeyBanc Capital Markets, a Division of McDonald Investments Inc.

LaSalle Financial Services, Inc.

Total	3,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.
      We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $           per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $           per share to other dealers. After the public offering, representatives of the underwriters may change the offering price and other selling terms.
      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 450,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

      The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are      % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees

		Without Exercise of	With Full Exercise
	Fee Per	Over-Allotment	of Over-Allotment
	Share	Option	Option

Discounts and commissions paid by us
      In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $150,000.
      We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
      We and each of our executive officers and directors have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities that the executive officers and directors have, or will have, the right to acquire through the exercise of options, warrants, subscription or other rights for a period of 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc., subject to limited exceptions. This consent may be given at any time without public notice.
      The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.
      In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.
      Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
      Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.
      Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.
      The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and may be discontinued at any time.
      A prospectus supplement and accompanying prospectus in electronic format may be made available on Internet Web sites maintained by one or more of the lead underwriters of this offering and may be made available on Web sites maintained by other underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter’s Web site and any information contained in any other Web site maintained by an underwriter is not part of the prospectus supplement and accompanying prospectus or the registration statement of which the prospectus supplement and accompanying prospectus forms a part.
      Certain of the underwriters or their predecessors have, from time to time, provided investment banking and other financial advisory services to us, for which they have received customary fees. Affiliates of each of Deutsche Bank Securities Inc., UBS Securities LLC, Calyon Securities (USA) Inc., LaSalle Financial Services, Inc., and KeyBanc Capital Markets, a Division of McDonald Investments Inc., are lenders under our Second Amended and Restated Loan Agreement dated June 22, 2005. Pending investments in additional properties, we intend to use the net proceeds of this offering to repay borrowings under such agreement. Also, Key Bank National Association and Deutsche Bank Securities Inc. are the administrative and syndication agents, respectively, and UBS Securities LLC is a documentation agent, under such agreement.
LEGAL MATTERS
      The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us and Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters.
FINANCIAL STATEMENTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their reports, which are incorporated in the accompanying prospectus by reference.

$831,794,619

HEALTH CARE REIT, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

WARRANTS

UNITS

       We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares of common stock

•	shares or fractional shares of preferred stock

•	depositary shares

•	warrants to purchase debt securities, preferred stock, depositary shares, common stock or units

•	units consisting of one or more debt securities or other securities

      We will offer these securities at an aggregate initial public offering price of up to $831,794,619 on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. You should read this prospectus and the supplement for the specific security being offered before you invest.

      We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

      Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and Web site: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2005.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to a total amount of proceeds of $831,794,619. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

      You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

AND RISK FACTORS

      This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include those regarding:

•	the possible expansion of our portfolio;

•	the performance of our operators and properties;

•	our ability to enter into agreements with new viable tenants for properties that we take back from financially troubled tenants, if any;

•	our ability to make distributions;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

      For example, when we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with a profitable result;

•	operator bankruptcies;

•	government regulations affecting Medicare and Medicaid reimbursement rates;

•	liability claims and insurance costs for our operators;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	delays in reinvestment of sale proceeds;

•	changes in rules or practices governing our financial reporting; and

•	structure related factors, including REIT qualification, anti-takeover provisions and key management personnel.

      Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

      Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet Web site at www.hcreit.com under the heading “Investor Relations” and the “SEC Filings” tab as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You also may review a copy of the registration statement at the SEC’s regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

      You also can inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

      This prospectus incorporates by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Definitive Proxy Statement for our 2005 Annual Meeting of Stockholders filed on March 28, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

•	Current Report on Form 8-K filed on January 28, 2005;

•	Current Report on Form 8-K filed on February 18, 2005;

•	Current Report on Form 8-K filed on April 26, 2005;

•	Current Report on Form 8-K filed on April 28, 2005;

•	Current Report on Form 8-K filed on May 5, 2005 (except that the information furnished pursuant to Item 2.02 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus by reference);

•	Current Report on Form 8-K filed on May 13, 2005;

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

      This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele, Vice President and Corporate Secretary
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800
www.hcreit.com

THE COMPANY

      Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests primarily in skilled nursing and assisted living facilities. We also invest in specialty care facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

      As of March 31, 2005, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 94% of our investment portfolio. At that date, we had approximately $2.5 billion of net real estate investments, inclusive of credit enhancements, in 398 facilities located in 35 states and managed by 51 different operators. At that date, the portfolio included 237 assisted living facilities, 153 skilled nursing facilities and eight specialty care facilities.

      We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below.

      Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.

      By maintaining close ties to health care operators, we are able to structure investments designed to support an operator’s business plan and monitor our investments on an ongoing basis. Features typically include a master operating lease for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increasers and fair market value-based purchase options.

      Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income, funds from operations and funds available for distribution. Generally, master leases have a 10 to 15 year term and mortgage loans provide five to seven years of prepayment protection. We also regularly monitor the portfolio with our proprietary database system.

      Depth of Management. Our management team is comprised of eight individuals who have an aggregate of approximately 145 years of experience in health care and real estate finance. The management team has successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging operators.

The Portfolio

      The following table summarizes our portfolio as of March 31, 2005:

		Percentage		Percentage	Number	Number	Investment	Number	Number
		of		of	of	of	per	of	of
Type of Facility	Investments(1)	Investments	Revenues(2)	Revenues	Facilities	Beds/Units	Bed/Unit(3)	Operators(4)	States(4)

	(In thousands)		(In thousands)
Assisted Living Facilities	$1,346,442	55%	$36,130	53%	237	15,936	$84,806	32	33
Skilled Nursing Facilities	961,013	39%	27,953	41%	153	20,926	45,924	21	24
Specialty Care Facilities	157,334	6%	4,487	6%	8	1,111	141,615	5	5

Totals	$2,464,789	100%	$68,570	100%	398	37,973

(1)	Investments include real estate investments and credit enhancements which amounted to $2,459,144,000 and $5,645,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the three months ended March 31, 2005.

(3)	Investment per Bed/ Unit was computed by using the total investment amount of $2,469,816,000 which includes real estate investments, credit enhancements and unfunded construction commitments for which initial funding has commenced which amounted to $2,459,144,000, $5,645,000 and $5,027,000, respectively.

(4)	We have investments in properties located in 35 states and managed by 51 different operators.

      In determining whether to invest in a facility, we focus on the following: (a) the experience of the tenant’s or borrower’s management team; (b) the historical and projected financial and operational performance of the facility; (c) the credit of the tenant or borrower; (d) the security for the lease or loan; and (e) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment of any debt.

      We monitor our investments through a variety of methods determined by the type of facility and operator. Our monitoring process includes review of monthly financial statements and other operating data for each facility, quarterly review of operator creditworthiness, periodic facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

      Our investments are primarily real property leased to operators under long-term operating leases and mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that appropriate new investments will be available in the future with substantially the same spreads over our cost of capital. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and mortgage loans are generally cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.

Additional Information

      For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

HOW WE INTEND TO USE THE PROCEEDS

      Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

      The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

						Three Months
	Year Ended December 31					Ended March 31

	2000	2001	2002	2003	2004	2004	2005

Consolidated ratio of earnings to fixed charges (unaudited)	2.40	2.50	2.37	2.21	2.09	2.05	2.11
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends (unaudited)	1.78	1.80	1.86	1.92	1.79	1.83	1.67

      We issued 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock in May 1998, and 3,000,000 shares of 9.0% Series C Cumulative Convertible Preferred Stock in January 1999. We issued 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock in July 2003 and used the proceeds to redeem our outstanding Series B Preferred Stock. During the year ended December 31, 2002, the holder of our Series C Preferred Stock converted 900,000 shares into 878,049 shares of our common stock, leaving 2,100,000 of such shares outstanding at December 31, 2002. During the year ended December 31, 2003, the holder of our Series C Preferred Stock converted 2,100,000 shares into 2,048,781 shares of our common stock, leaving no such shares outstanding at December 31, 2003. We issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock in September 2003. During the year ended December 31, 2003, certain holders of our Series E Preferred Stock converted 229,556 shares into 175,714 shares of our common stock, leaving 830,444 of such shares outstanding at December 31, 2003. During the year ended December 31, 2004, certain holders of our

Series E Preferred Stock converted 480,399 shares into 367,724 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004 and March 31, 2005.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

      We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.

      The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

      Our certificate of incorporation authorizes us to issue 125,000,000 shares of common stock and 25,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A;

•	3,000,000 shares have been designated as Series C Cumulative Convertible Preferred Stock;

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock;

•	1,060,000 shares have been designated as 6% Series E Cumulative Convertible and Redeemable Preferred Stock; and

•	7,000,000 shares have been designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock.

      As of April 30, 2005, we had issued and outstanding 53,483,623 shares of common stock, 4,000,000 shares of Series D Preferred Stock, 350,045 shares of Series E Preferred Stock and 7,000,000 shares of Series F Preferred Stock.

      Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our Series D Preferred Stock and Series F Preferred Stock are listed on the New York Stock Exchange under the symbols “HCN PrD” and “HCN PrF,” respectively. We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the applicable prospectus supplement relating to such preferred stock or depositary shares.

DESCRIPTION OF DEBT SECURITIES

      The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures.

      The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the indenture for senior debt securities between us and The Bank of New York Trust Company, N.A., successor to Fifth Third Bank, as trustee, dated September 6, 2002, and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

General

      We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, an indenture for senior debt securities between us and The Bank of New York Trust Company, N.A., successor to Fifth Third Bank, as trustee, dated September 6, 2002, and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as “subordinated.”

      We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

      We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	if other than at the corporate trust office of the trustee, the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions for denomination or payment of the securities in a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	any provisions for payment of additional amounts on the securities in respect of any tax, assessment or governmental charge and rights for us to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

      We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

      Except as may be described in any prospectus supplement, an indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

      Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

      If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

      You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

      The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

      Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•	if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.

Certain Covenants

      Existence. Except as permitted and described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

      Provisions of Financial Information. To the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.

      Additional Covenants. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

      Events of Default. The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•	We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.

•	We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.

•	We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.

      Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

      The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

      Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Modification of an Indenture

      There are three types of changes we can make to the indentures and the debt securities:

      Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or

•	waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.

      Changes Requiring A Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

      Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased as described below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

Discharge, Defeasance and Covenant Defeasance

      Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

      Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we redeemed your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. This treatment would result in sale or exchange treatment of your notes, which would cause you to recognize gain or loss equal to the amount described below in “U.S. Federal Income Tax Considerations — U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities — U.S. Holders — Sale, Exchange or Other Disposition of Notes;” and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

      If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

      Covenant Defeasance. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

      If we did accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

      If we did accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurred, for example, our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

      Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global Securities

      If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

      The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

      Common stock holders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stock holders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stock holders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stock holders’ prior preferential rights. Common stock holders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is Mellon Investor Services LLC.

      The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of our Preferred Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

      The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our certificate of incorporation and by-laws, copies of which have been filed with the SEC. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

General

      Our board of directors or a duly authorized committee thereof will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

      The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

      The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designation, and our by-laws.

      The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

•	the description of the preferred shares;

•	the number of preferred shares offered;

•	the offering price of the preferred shares;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the preferred shares shall accumulate;

•	the voting rights, if any, of the holders of the preferred shares;

•	the provisions for any auctioning or remarketing, if any, of the preferred shares;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred shares on a securities exchange;

•	whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

•	any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

      As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

      Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

Distributions

      Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

      Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

      Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

      We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

      We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

      If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

      The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

      If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation.

Voting Rights

      Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each holder thereof will in effect be entitled to a fraction of a vote per depositary share.

      Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares (or such greater vote or consent as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable series of preferred stock for trading or as otherwise provided in our organizational documents) of each series of preferred shares outstanding at that time:

•	authorize, create or increase the authorized or issued amount of any class or series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	reclassify any authorized shares of capital stock into a series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

      The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity with or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

Conversion Rights

      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

DESCRIPTION OF DEPOSITARY SHARES

      This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

      We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.

General

      We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

      Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

      A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

      If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

      Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

      You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

      If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

      Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

      The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

      We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying series of preferred stock for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

      Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

      A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

      A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

      Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

      If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

      This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

      We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

      Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

      The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying shares of capital stock for trading or as otherwise provided in our organizational documents) approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

      We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

      Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

RESTRICTIONS ON TRANSFER OF SECURITIES

      For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For this purpose, all options, warrants, convertible securities or other rights to acquire our common stock will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

      If these provisions of our by-laws and certificates of designation are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

      In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF

INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

      Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•	Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “Limitations on Transactions Involving Us and Our Stockholders” below).

•	A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

      Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•	Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

      These provisions will not apply to any of the transactions described above if:

•	we are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	the transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	both of the following conditions have been met:

•	the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•	the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

      The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus is for general information only and is not tax advice. The applicable prospectus supplement delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered. This summary does not address all aspects of taxation that may be relevant to certain types of holders of stock or securities (including, but not limited to, insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons holding shares of common stock as part of a hedging, integrated conversion or constructive sale transaction or a straddle, traders in securities that use a mark-to-market method of accounting for their securities, investors in pass-through entities and foreign corporations and persons who are not citizens or residents of the United States).

      This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our securities as set forth in this summary. Before you purchase our securities, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning, and selling of our securities.

U.S. Federal Income Taxation of the Company as a REIT

General

      We elected to be taxed as a real estate investment trust (or REIT) commencing with our first taxable year. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. Qualification and taxation as a REIT depends upon our ability to meet a variety of qualification tests imposed under federal income tax law with respect to our income, assets, distribution level and diversity of share ownership as discussed below under “— Qualification as a REIT.” There can be no assurance that we will be owned and organized and will operate in a manner so as to qualify or remain qualified.

      In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.

      Despite the REIT election, we may be subject to federal income and excise tax as follows:

•	To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates;

•	We may be subject to the “alternative minimum tax” on certain items of tax preference to the extent that this tax exceeds our regular tax;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	Any net income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than dispositions of foreclosure property and dispositions of property due to an involuntary conversion) will be subject to a 100% tax;

•	If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% gross income test (discussed below) or (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% gross income test (discussed below) multiplied by (2) a fraction intended to reflect our profitability;

•	If we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for such year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over amounts actually distributed; and

•	We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reallocation under certain federal income tax principles in order to more clearly reflect income of the taxable REIT subsidiary. See “— Other Tax Considerations — Investments in Taxable REIT Subsidiaries.”

      If we acquire any assets from a corporation which is or has been a “C” corporation in a carryover basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. A “C” corporation is generally defined as a corporation that is required to pay full corporate level federal income tax. If we recognize gain on the disposition of the assets during the 10-year period beginning on the date on which the assets were acquired by us, then to the extent of the assets’ “built-in gain” (i.e., the excess of the fair market value of the asset over the adjusted tax basis in the asset, in each case determined as of the beginning of the 10-year period), we will be subject to tax on the gain at the highest regular corporate rate applicable. The results described in this paragraph with respect to the recognition of built-in gain assume that the built-in gain assets, at the time the built-in gain assets were subject to a conversion transaction (either where a “C” corporation elected REIT status or a REIT acquired the assets from a “C” corporation), were not treated as sold to an unrelated party and gain recognized.

Qualification as a REIT

      A REIT is defined as a corporation, trust or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for the federal income tax law relating to REITs;

(4)	which is neither a financial institution nor an insurance company;

(5)	the beneficial ownership of which is held by 100 or more persons in each taxable year of the REIT except for its first taxable year;

(6)	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

(7)	which meets certain income and asset tests described below.

      Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

      Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article VI of our Amended and Restated By-Laws provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

      We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply were due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply were due to reasonable cause and not willful neglect, no penalty would be imposed.

      We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under “— Asset Tests.”

      If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below.

      Income Tests. There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

•	At least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

•	At least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% gross income test and from dividends (including dividends from taxable REIT subsidiaries) and interest.

      For taxable years beginning on or before October 22, 2004, (i) payments to us under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to reduce interest rate risk on indebtedness incurred or to be incurred and (ii) gain from the sale or other disposition of any such investment are treated as income qualifying under the 95% gross income test. For taxable years beginning after October 22, 2004, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us, or such other risks that are prescribed by the Internal Revenue Service, is excluded from the 95% gross income test. In general, a hedging transaction is “clearly identified” if (i) the transaction is identified as a hedging transaction before the end of the day on which it is entered into and (ii) the items or risks being hedged are identified “substantially contemporaneously” with the hedging transaction. An identification is not substantially contemporaneous if it is made more than 35 days after entering into the hedging transaction.

      Rents received by us will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

•	Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.”

      For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions, and we may still treat rents received with respect to the property as rent from real property.

      The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief. For taxable years beginning on or before October 22, 2004, these relief provisions generally will be available if (a) our failure to meet such tests was due to reasonable cause and not due to willful neglect; (b) we attach a schedule of the sources of our income to our return; and (c) any incorrect information on the schedule was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, these relief provisions generally will be available if (a) following our identification of the failure, we file a schedule for such taxable year describing each item of our gross income and (b) the failure to meet such tests was due to reasonable cause and not due to willful neglect.

      It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% income test and (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% income test, multiplied by (b) a fraction intended to reflect our profitability.

      Asset Tests. Within 30 days after the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote (the “10% vote test”) or value (the “10% value test”) of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 20% of the total assets may be represented by securities of one or more taxable REIT subsidiaries (the “20% asset test”) and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary (the “5% asset test”), another REIT or a taxable REIT subsidiary. Each of the 10% vote test, the 10% value test and the 20% and 5% asset tests must be satisfied at the end of any quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

      For taxable years beginning after December 31, 2000, certain items are excluded from the 10% value test, including (i) straight debt securities of an issuer (including straight debt that provides certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a state or any subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of security (“excluded securities”). Special rules apply to straight debt securities issued by corporations and entities taxable as partnerships for federal income tax purposes. If a REIT, or its taxable REIT subsidiary, holds (i) straight debt securities of a corporate or partnership issuer and (ii) securities of such issuer that are included in the 10% value test and have an aggregate value greater than 1% of such issuer’s outstanding securities, the straight debt securities will be included in the 10% value test.

      For taxable years beginning after December 31, 2000, a REIT’s interest as a partner in a partnership is not treated as a security for purposes of applying the 10% value test to securities issued by the partnership. Further, any debt instrument issued by a partnership will not be a security for purposes of applying the 10% value test (i) to the extent of the REIT’s interest as a partner in the partnership and (ii) if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) would qualify for the 75% gross income test. For taxable years beginning after October 22, 2004, for purposes of the 10% value test, a REIT’s interest in a partnership’s assets is the REIT’s proportionate interest in any securities issued by the partnership (other than the excluded securities described in the preceding paragraph).

      For taxable years beginning after October 22, 2004, following the 30 day cure period after the close of a taxable quarter, for violations of the 10% vote test, the 10% value test or the 5% asset test, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that exceed the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT following the 30 day cure period after the close of a taxable quarter by taking certain steps, including disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the Internal Revenue Service that describes the non-qualifying assets.

      Investments in Taxable REIT Subsidiaries. For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries.

We and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.”

      Several of our subsidiaries have elected to be treated as a taxable REIT subsidiary. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities that cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiaries will be reduced.

      The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.

      The Internal Revenue Service may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arms’-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

      Annual Distribution Requirements. In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (B) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

      It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (b) the payment of severance benefits that may not be deductible to us. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends in order to meet the distribution requirement.

      Under certain circumstances, in the event of a deficiency determined by the Internal Revenue Service, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency distributions; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a REIT

      If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities.

      In addition to the relief described above under “— Income Tests” and “— Asset Tests,” relief is available in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision, and (iii) the violation does not include a violation described under “— Income Tests” or “— Asset Tests” above. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.

U.S. Federal Income Taxation of Holders of Our Stock

Treatment of Taxable U.S. Stockholders

      The following summary applies to you only if you are a “U.S. stockholder.” A “U.S. stockholder” is a stockholder of shares of stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

      So long as we qualify for taxation as a REIT, distributions on shares of our stock made out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for U.S. corporate stockholders.

      Generally, for taxable years ending after May 6, 2003 through December 31, 2008, the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax is 15%. Except in limited circumstances, this tax rate will not apply to dividends paid to you by us on our shares, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to our shares that are attributable to: (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year); or (3) the amount of any earnings and profits that were distributed by us and accumulated in a non-REIT year.

      Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. However, if you are a corporation, you may be required to treat a portion of some capital gain dividends as ordinary income.

      If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on such retained capital gains and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

      You may not include in your federal income tax return any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to you. In addition, any distribution declared by us in October, November or December of any year on a specified date in any such month shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.

      We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “— General” and “— Qualification as a REIT — Annual Distribution Requirements” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if the shares of our stock are held as a capital asset. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

      Upon the sale or exchange of any shares of our stock to or with a person other than us or a sale or exchange of all shares of our stock (whether actually or constructively owned) with us, you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.

      If we redeem any of your shares in us, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” with respect to you. In applying these tests, there must be taken into account your ownership of all classes of our equity securities (e.g., common stock, preferred stock, depositary shares and warrants). You also must take into account any equity securities that are considered to be constructively owned by you.

      If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

      Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

      Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Treatment of Tax-Exempt U.S. Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The Internal Revenue Service has issued a published revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the shares of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt financed property” rules. Likewise, a portion of the Exempt Organization’s income from us would constitute UBTI if we held a residual interest in a real estate mortgage investment conduit.

      In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of our dividends as UBTI. This rule applies to a pension trust holding more than 10% of our stock only if (i) the percentage of our income that is UBTI (determined as if we were a pension trust) is at least 5%, (ii) we qualify as a REIT by reason of the modification of the Five or Fewer Requirement that allows beneficiaries of the pension trust to be treated as holding shares in proportion to their actuarial interests in the pension trust, and (iii) either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.

Backup Withholding and Information Reporting

      Under certain circumstances, you may be subject to backup withholding at applicable rates on payments made with respect to, or cash proceeds of a sale or exchange of, shares of our stock. Backup withholding will apply only if you: (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

      Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. You should consult with a tax advisor regarding qualification for exemption from backup withholding, and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to payment to a stockholder will be allowed as a credit against such stockholder’s United States federal income tax liability and may entitle such stockholder to a refund, provided that the required information is provided to the Internal Revenue Service. In addition, withholding a portion of capital gain distributions made to stockholders may be required for stockholders who fail to certify their non-foreign status.

Taxation of Foreign Stockholders

      The following summary applies to you only if you are a foreign person. The federal taxation of foreign persons is a highly complex matter that may be affected by many considerations.

      Except as discussed below, distributions to you of cash generated by our real estate operations in the form of ordinary dividends, but not by the sale or exchange of our capital assets, generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and you file with us the required form evidencing the lower rate.

      In general, you will be subject to United States federal income tax on a graduated rate basis rather than withholding with respect to your investment in our stock if the investment is “effectively connected” with your conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax, which is payable in addition to regular United States corporate income tax. The following discussion will apply to foreign stockholders whose investment in us is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to you unless (i) you file an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” or (ii) certain other exceptions apply.

      Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to you under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) as if these distributions were gains “effectively connected” with a United States trade or business. Accordingly, you will be taxed at the normal capital gain rates applicable to a U.S. stockholder on these amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a branch profits tax in the hands of a corporate foreign stockholder that is not entitled to treaty exemption.

      We will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding.

      For taxable years beginning after October 22, 2004, any capital gain dividend with respect to any class of stock that is “regularly traded” on an established securities market will be treated as an ordinary dividend if the foreign stockholder did not own more than 5% of such class of stock at any time during the taxable year. Once this provision takes effect, foreign stockholders generally will not be required to report distributions received from us on U.S. federal income tax returns and all distributions treated as dividends for U.S. federal income tax purposes including any capital gain dividend will be subject to a 30% U.S. withholding tax (unless reduced under an applicable income tax treaty) as discussed above. In addition, the branch profits tax will no longer apply to such distributions.

      Unless our shares constitute a “United States real property interest” within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of our shares by you generally will not be subject to United States taxation. Our shares will not constitute a United States real property interest if we qualify as a “domestically controlled REIT.” We do, and expect to continue to, qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign stockholders. However, if you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, you will be subject to a 30% tax on such capital gains. In any event, a purchaser of our shares from you will not be required under FIRPTA to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

      Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as (i) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (ii) capital gains dividends; or (iii) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

U.S. Federal Income Taxation of Holders of Depositary Shares

      Owners of our depositary shares will be treated as if you were owners of the series of preferred stock represented by the depositary shares. Thus, you will be required to take into account the income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock.

Conversion or Exchange of Shares for Preferred Stock

      No gain or loss will be recognized upon the withdrawal of preferred stock in exchange for depositary shares and the tax basis of each share of preferred stock will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged. If you held your depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for your shares of preferred stock will include the period during which you owned the depositary shares.

U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities

      The following is a general summary of the United States federal income tax consequences and, in the case that you are a holder that is a non-U.S. holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of debt securities periodically offered under one or more indentures, the forms of which have been filed as exhibits to this registration statement (the “notes”). This summary assumes that you hold the notes as capital assets. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the notes.

U.S. Holders

      The following summary applies to you only if you are a U.S. holder, as defined below.

      Definition of a U.S. Holder. A “U.S. holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

      Payments of Interest. Stated interest on the notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

      Sale, Exchange or Other Disposition of Notes. The adjusted tax basis in your note acquired at a premium will generally be your cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under “— Payments of Interest” above; and

•	your adjusted tax basis in the notes.

      Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

      Backup Withholding and Information Reporting. In general, “backup withholding” may apply to any payments made to you of principal and interest on your note, and to payment of the proceeds of a sale or other disposition of your note before maturity, if you are a non-corporate U.S. holder and (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

      The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

      The following summary applies to you if you are a beneficial owner of a note and are not a U.S. holder, as defined above (a “non-U.S. holder”).

      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

      U.S. Federal Withholding Tax. Subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not (1) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•	you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Internal Revenue Code and providing your name and address to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

Treasury regulations provide that:

•	if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

      If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

      If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

      If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a U.S. person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.

      Sale, Exchange or other Disposition of Notes. You generally will not have to pay U.S. federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

•	you are subject to tax provisions applicable to certain United States expatriates; or

•	the gain is effectively connected with your conduct of a U.S. trade or business.

      If you are engaged in a trade or business in the United States and gain with respect to your notes is effectively connected with the conduct of that trade or business, you generally will be subject to U.S. income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

      U.S. Federal Estate Tax. If you are an individual and are not a U.S. citizen or a resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death (1) you owned actually or constructively ten percent or more of the total combined voting power of all our classes of stock entitled to vote or (2) interest on the notes is effectively connected with your conduct of a U.S. trade or business.

      Backup Withholding and Information Reporting. Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above, and provided that neither we nor our paying agent have actual knowledge that you are a U.S. holder, as described in “— U.S. Holders” above. We or our paying agent may, however, report payments of interest on the notes.

      The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a U.S. person, as defined in the Internal Revenue Code,

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States,

•	is a “controlled foreign corporation” for U.S. federal income tax purposes, or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

      You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

U.S. Federal Income and Estate Taxation of Holders of Our Warrants

Exercise of Warrants

      You will not generally recognize gain or loss upon the exercise of a warrant. Your basis in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will be equal to the sum of your adjusted tax basis in the warrant and the exercise price paid. Your holding period in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by you.

Expiration of Warrants

      Upon the expiration of a warrant, you will recognize a capital loss in an amount equal to your adjusted tax basis in the warrant.

Sale or Exchange of Warrants

      Upon the sale or exchange of a warrant to a person other than us, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the Internal Revenue Service may argue that you should recognize ordinary income on the sale. You are advised to consult your own tax advisors as to the consequences of a sale of a warrant to us.

Potential Legislation or Other Actions Affecting Tax Consequences

      Current and prospective securities holders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

PLAN OF DISTRIBUTION

      We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

      Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or some other type of capital stock, or warrants for those securities, will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights; and

•	any other material terms of the stockholder purchase rights.

      Underwriters may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

      We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities; and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

      Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to make contribution to them in connection with those liabilities.

      If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

      If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

      Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

      Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

      The validity of the securities offered will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain tax matters will be passed upon for us by Arnold & Porter LLP, Washington, D.C.

EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated May 13, 2005, for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since then.
3,000,000 Shares
Common Stock
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LaSalle Capital Markets
Prospectus Supplement
                          , 2006